                                                                Exhibit 4.1


                     $50,000,000 REVOLVING CREDIT FACILITY


                                CREDIT AGREEMENT

                                  by and among

                              RMI TITANIUM COMPANY

                                      and

                             THE BANKS PARTY HERETO

                                      and

                    PNC BANK, NATIONAL ASSOCIATION, As Agent


                           Dated as of April 15, 1996

                              TABLE OF CONTENTS

                                                             Page
                                                             ----
ARTICLE I    CERTAIN DEFINITIONS . . . . . . . . . . . . . . . .1
     1.01    Certain Definitions . . . . . . . . . . . . . . . .1
     1.02    Construction. . . . . . . . . . . . . . . . . . . 16
     1.03    Accounting Principles . . . . . . . . . . . . . . 17
     1.04    Determinations. . . . . . . . . . . . . . . . . . 17

ARTICLE II   REVOLVING CREDIT FACILITY . . . . . . . . . . . . 18
     2.01    Revolving Credit Commitments. . . . . . . . . . . 18
     2.02    Nature of Banks' Obligations with Respect to
             Revolving Credit Loans. . . . . . . . . . . . . . 18
     2.03    Facility Fees . . . . . . . . . . . . . . . . . . 18
     2.04    Reduction of Commitment . . . . . . . . . . . . . 18
     2.05    Revolving Credit Loan Requestss . . . . . . . . . 19
     2.06    Making Revolving Credit Loans . . . . . . . . . . 19
     2.07    Revolving Credit Notes. . . . . . . . . . . . . . 19
     2.08    Use of Proceeds . . . . . . . . . . . . . . . . . 20
     2.09    Letter of Credit Subfacility. . . . . . . . . . . 20
     2.10    Extension by Banks of the Expiration Date . . . . 23

ARTICLE III  [Intentionally Omitted] . . . . . . . . . . . . . 24

ARTICLE IV   INTEREST RATES. . . . . . . . . . . . . . . . . . 24

     4.01    Interest Rate Options . . . . . . . . . . . . . . 24
             (a)  Revolving Credit Interest Rate Options . . . 24
             (b)  Rate Quotations. . . . . . . . . . . . . . . 24
     4.02    Interest Periods. . . . . . . . . . . . . . . . . 24
     4.03    Interest After Default. . . . . . . . . . . . . . 25
     4.04    Euro-Rate Unascertainable . . . . . . . . . . . . 25
     4.05    Selection of Interest Rate Options. . . . . . . . 26

ARTICLE V    PAYMENTS. . . . . . . . . . . . . . . . . . . . . 27
     5.01    Payments. . . . . . . . . . . . . . . . . . . . . 27
     5.02    Pro Rata Treatment of Banks . . . . . . . . . . . 27
     5.03    Interest Payment Dates. . . . . . . . . . . . . . 27
     5.04    Voluntary Prepayments . . . . . . . . . . . . . . 28
     5.05    Mandatory Prepayments When Borrowing Base
             Exceeded. . . . . . . . . . . . . . . . . . . . . 29
     5.06    Additional Compensation in Certain
             Circumstances . . . . . . . . . . . . . . . . . . 29
             (a)  Increased Costs or Reduced Return Resulting
                  From Taxes, Reserves, Capital Adequacy
                  Requirements, Expenses, Etc. . . . . . . . . 29
             (b)  Indemnity. . . . . . . . . . . . . . . . . . 30
     5.07    Collections; Agent's Right to Notify Account
             Debtors . . . . . . . . . . . . . . . . . . . . . 31
     5.08    Release of Collateral Upon Condition Subsequent . 31

                                     (i)

                              TABLE OF CONTENTS

                                                             Page
                                                             ----
ARTICLE VI   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . 31
     6.01    Representations and Warranties. . . . . . . . . . 31
             (a)  Organization and Qualification . . . . . . . 31
             (b)  Capitalization and Ownership . . . . . . . . 32
             (c)  Subsidiaries . . . . . . . . . . . . . . . . 32
             (d)  Power and Authority. . . . . . . . . . . . . 32
             (e)  Validity and Binding Effect. . . . . . . . . 32
             (f)  No Conflict. . . . . . . . . . . . . . . . . 33
             (g)  Litigation . . . . . . . . . . . . . . . . . 33
             (h)  Title to Properties. . . . . . . . . . . . . 33
             (i)  Financial Statements . . . . . . . . . . . . 33
             (j)  Margin Stock . . . . . . . . . . . . . . . . 34
             (k)  Full Disclosure. . . . . . . . . . . . . . . 34
             (l)  Taxes. . . . . . . . . . . . . . . . . . . . 34
             (m)  Consents and Approvals . . . . . . . . . . . 34
             (n)  No Event of Default; Compliance with
                  Instruments. . . . . . . . . . . . . . . . . 35
             (o)  Patents, Trademarks, Copyrights,
                  Licenses, Etc. . . . . . . . . . . . . . . . 35
             (p)  Security Interests . . . . . . . . . . . . . 35
             (q)  Insurance. . . . . . . . . . . . . . . . . . 35
             (r)  Compliance with Laws . . . . . . . . . . . . 35
             (s)  Material Contracts . . . . . . . . . . . . . 36
             (t)  Investment Companies . . . . . . . . . . . . 36
             (u)  Plans and Benefit Arrangements . . . . . . . 36
             (v)  Employment Matters . . . . . . . . . . . . . 36
             (w)  Environmental Matters. . . . . . . . . . . . 37
             (x)  Senior Debt Status . . . . . . . . . . . . . 38
     6.02    Updates to Schedules. . . . . . . . . . . . . . . 38

ARTICLE VII  CONDITIONS OF LENDING . . . . . . . . . . . . . . 39
     7.01    Pre-Closing . . . . . . . . . . . . . . . . . . . 39
     7.02    First Loans . . . . . . . . . . . . . . . . . . . 40
     7.03    Each Additional Loan. . . . . . . . . . . . . . . 41

ARTICLE VIII COVENANTS . . . . . . . . . . . . . . . . . . . . 42
     8.01    Affirmative Covenants . . . . . . . . . . . . . . 42
             (a)  Preservation of Existence, etc.. . . . . . . 42
             (b)  Payment of Liabilities, Including
                  Taxes, etc . . . . . . . . . . . . . . . . . 42
             (c)  Maintenance of Insurance . . . . . . . . . . 42
             (d)  Maintenance of Properties and Leases . . . . 43
             (e)  Maintenance of Patents, Trademarks, etc. . . 43
             (f)  Visitation Rights. . . . . . . . . . . . . . 43
             (g)  Keeping of Records and Books of Account. . . 43
             (h)  Plans and Benefit Arrangements . . . . . . . 44

                                    (ii)

                              TABLE OF CONTENTS

                                                             Page
                                                             ----
             (i)  Compliance with Laws . . . . . . . . . . . . 44
             (j)  Use of Proceeds. . . . . . . . . . . . . . . 44
             (k)  Subordination of Intercompany Loans. . . . . 44
     8.02    Negative Covenants. . . . . . . . . . . . . . . . 44
             (a)  Indebtedness . . . . . . . . . . . . . . . . 44
             (b)  Liens. . . . . . . . . . . . . . . . . . . . 45
             (c)  Guaranties . . . . . . . . . . . . . . . . . 45
             (d)  Loans and Investments. . . . . . . . . . . . 45
             (e)  Dividends and Related Distributions. . . . . 45
             (f)  Liquidations, Mergers, Consolidations,
                  Acquisitions . . . . . . . . . . . . . . . . 46
             (g)  Dispositions of Assets or Subsidiaries . . . 46
             (h)  Affiliate Transactions . . . . . . . . . . . 46
             (i)  Subsidiaries, Partnerships and Joint
                  Ventures . . . . . . . . . . . . . . . . . . 46
             (j)  Continuation of or Change in Business. . . . 47
             (k)  Plans and Benefit Arrangements . . . . . . . 47
             (l)  Fiscal Year. . . . . . . . . . . . . . . . . 47
             (m)  Issuance of Stock. . . . . . . . . . . . . . 48
             (n)  Changes in Organizational Documents. . . . . 48
             (o)  Capital Expenditures and Leases. . . . . . . 48
             (p)  Minimum Interest Coverage Ratio. . . . . . . 48

     8.03    Reporting Requirements. . . . . . . . . . . . . . 48
             (a)  Monthly Statement of Operations. . . . . . . 48
             (b)  Quarterly Financial Statements . . . . . . . 48
             (c)  Annual Financial Statements. . . . . . . . . 49
             (d)  Certificate of the Borrower. . . . . . . . . 49
             (e)  Notice of Default. . . . . . . . . . . . . . 49
             (f)  Certain Events . . . . . . . . . . . . . . . 49
             (g)  Other Reports and Information. . . . . . . . 50
             (h)  Notices Regarding Plans and Benefit
                  Arrangements . . . . . . . . . . . . . . . . 50

ARTICLE IX   DEFAULT . . . . . . . . . . . . . . . . . . . . . 51
     9.01    Events of Default . . . . . . . . . . . . . . . . 51
     9.02    Consequences of Event of Default. . . . . . . . . 54
     9.03    Notice of Sale. . . . . . . . . . . . . . . . . . 55

ARTICLE X    THE AGENT . . . . . . . . . . . . . . . . . . . . 56
     10.01   Appointment . . . . . . . . . . . . . . . . . . . 56
     10.02   Delegation of Duties. . . . . . . . . . . . . . . 56
     10.03   Nature of Duties; Independent Credit
             Investigation . . . . . . . . . . . . . . . . . . 56
     10.04   Actions in Discretion of Agent; Instructions
             from the Banks. . . . . . . . . . . . . . . . . . 56
     10.05   Reimbursement and Indemnification of Agent by
             the Borrower. . . . . . . . . . . . . . . . . . . 57
     10.06   Exculpatory Provisions. . . . . . . . . . . . . . 57

                                    (iii)

                              TABLE OF CONTENTS

                                                             Page
                                                             ----
     10.07   Reimbursement and Indemnification of Agent by
             Banks . . . . . . . . . . . . . . . . . . . . . . 58
     10.08   Reliance by Agent . . . . . . . . . . . . . . . . 58
     10.09   Notice of Default . . . . . . . . . . . . . . . . 58
     10.10   Notices . . . . . . . . . . . . . . . . . . . . . 58
     10.11   Banks in Their Individual Capacities. . . . . . . 59
     10.12   Holders of Notes. . . . . . . . . . . . . . . . . 59
     10.13   Equalization of Banks . . . . . . . . . . . . . . 59
     10.14   Successor Agent . . . . . . . . . . . . . . . . . 59
     10.15   Availability of Funds . . . . . . . . . . . . . . 60
     10.16   Calculations. . . . . . . . . . . . . . . . . . . 60
     10.17   Beneficiaries . . . . . . . . . . . . . . . . . . 60

ARTICLE XI   MISCELLANEOUS . . . . . . . . . . . . . . . . . . 60
     11.01   Modifications, Amendments or Waivers. . . . . . . 60
     11.02   No Implied Waivers; Cumulative Remedies;
             Writing Required. . . . . . . . . . . . . . . . . 61
     11.03   Reimbursement and Indemnification of Banks by
             the Borrower; Taxes . . . . . . . . . . . . . . . 61
     11.04   Holidays. . . . . . . . . . . . . . . . . . . . . 62
     11.05   Funding by Branch, Subsidiary or Affiliate. . . . 62
             (a)  Notional Funding . . . . . . . . . . . . . . 62
             (b)  Actual Funding . . . . . . . . . . . . . . . 63
     11.06   Notices . . . . . . . . . . . . . . . . . . . . . 63
     11.07   Severability. . . . . . . . . . . . . . . . . . . 63
     11.08   Governing Law . . . . . . . . . . . . . . . . . . 63
     11.09   Prior Understanding . . . . . . . . . . . . . . . 64
     11.10   Duration; Survival. . . . . . . . . . . . . . . . 64
     11.11   Successors and Assigns. . . . . . . . . . . . . . 64
     11.12   Confidentiality . . . . . . . . . . . . . . . . . 65
     11.13   Counterparts. . . . . . . . . . . . . . . . . . . 65
     11.14   Agent's or Bank's Consent . . . . . . . . . . . . 65
     11.15   Exceptions. . . . . . . . . . . . . . . . . . . . 65
     11.16   Consent to Forum; Waiver of Jury Trial. . . . . . 65
     11.17   Tax Withholding Clause. . . . . . . . . . . . . . 66

                                    (iv)

                       LIST OF SCHEDULES AND EXHIBITS

     SCHEDULE

SCHEDULE 1.01(B)      -    COMMITMENTS OF BANKS
SCHEDULE 1.01(P)      -    PERMITTED LIENS
SCHEDULE 1.01(Q)(1)   -    QUALIFIED ACCOUNTS
SCHEDULE 1.01(Q)(2)   -    QUALIFIED INVENTORY
SCHEDULE 6.01(a)      -    QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.01(c)      -    SUBSIDIARIES
SCHEDULE 6.01(m)      -    CONSENTS AND APPROVALS
SCHEDULE 6.01(o)      -    PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES,
                           ETC.
SCHEDULE 6.01(q)      -    INSURANCE POLICIES

     EXHIBITS

EXHIBIT 1.01(A)       -    ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.01(B)(1)    -    BORROWING BASE CERTIFICATE
EXHIBIT 1.01(R)       -    REVOLVING CREDIT NOTE
EXHIBIT 1.01(S)       -    SECURITY AGREEMENT
EXHIBIT 2.05          -    LOAN REQUEST
EXHIBIT 7.02(c)(i)    -    OPINION OF COUNSEL
EXHIBIT 7.01(k)       -    LANDLORD'S WAIVER
EXHIBIT 8.03(d)       -    COMPLIANCE CERTIFICATE

                               CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is dated as of April 15, 1996, and is made by and among RMI TITANIUM COMPANY, an Ohio corporation (the "Borrower"), the BANKS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Banks under this Agreement (hereinafter referred to in such capacity as the "Agent").

                                  WITNESSETH:

     WHEREAS, the Borrower has requested the Banks to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $50,000,000; and

     WHEREAS, the revolving credit shall be used initially to refinance an existing revolving credit facility and thereafter for general corporate purposes; and

     WHEREAS, the Banks are willing to provide such credit upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

     1.01 CERTAIN DEFINITIONS. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

          ACCOUNT shall mean any account, contract right, general intangible, chattel paper, instrument or document representing any right to payment for goods sold or services rendered, whether or not earned by performance and whether or not evidenced by a written contract, instrument or document, which is now owned or hereafter acquired by the Borrower. All Accounts shall be subject to the security interest granted to Agent for the benefit of the Banks and all Qualified Accounts shall be subject to the Banks' Prior Security Interest.

          ACCOUNT DEBTOR shall mean any Person who is or who may become obligated to the Borrower under, with respect to, or on account of, an Account.

          AFFILIATE as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

          AGENT shall mean PNC Bank, National Association, and its successors and assigns in its capacity as agent only, and not as a Bank.

          AGREEMENT shall mean this Credit Agreement as the same may be supplemented or amended from time to time including all schedules and exhibits.

          APPLICABLE FACILITY FEE RATE, APPLICABLE EURO-RATE MARGIN, APPLICABLE FEDERAL FUNDS RATE MARGIN and APPLICABLE ALL-IN SPREAD shall mean, respectively, the rate per annum set forth in the table below under the applicable column heading that is applicable by reason of the Borrower's ratio of Consolidated Earnings Before Interest and Taxes to Consolidated Interest Expense as of the preceding fiscal quarter falling within one of the ranges set forth in such table:

- ---------------------------------------------------------------------------------------------------------------
                         Ratio of consolidated
                         earnings before                                  Applicable
                         interest and taxes to         Applicable           Federal     Applicable   Applicable
                         consolidated interest      Facility Fee Rate     Funds Rate    Euro-Rate      All-In
                         expense                                            Margin        Margin       Spread
- ---------------------------------------------------------------------------------------------------------------
Level I                  Greater than or equal
                         to 4.5 : 1                      20                   30            30           50
- ---------------------------------------------------------------------------------------------------------------

Level II                 Greater than or equal
                         to 3.5 : 1, but less than
                         4.5 : 1                         25                   50            50           75
- ---------------------------------------------------------------------------------------------------------------

Level III                Greater than or equal
                         to 2.5 : 1 but less than
                         3.5 : 1                         30                   70            70          100
- ---------------------------------------------------------------------------------------------------------------
All rates set forth above are expressed in basis points, a basis point being equal to 1/100 of 1%.
- ---------------------------------------------------------------------------------------------------------------

The Applicable Facility Fee Rate, Applicable Euro-Rate Margin, Applicable Federal Funds Rate Margin and Applicable All-In Spread shall accrue and be paid at the Level II rates set forth in the table above (i) for the period from the Closing Date until the end of the fiscal quarter of Borrower in which the Closing Date occurs if the Closing Date falls on or before the 46th day of such fiscal quarter, or (ii) for the period from the Closing Date until the end of the fiscal quarter of Borrower following the quarter in which the Closing Date occurs if the Closing Date falls after the 46th day of such fiscal quarter. Thereafter, the Applicable Facility Fee Rate, Applicable Euro-Rate Margin, Applicable Federal Funds Rate Margin and Applicable All-In Spread shall accrue and be paid at the applicable rates determined by reference to the table above and based upon the Borrower's ratio of Consolidated Earnings Before Interest and Taxes to Consolidated Interest Expense determined as of the end of the preceding fiscal quarter for the period consisting of the four fiscal quarters then ended (or such lesser number of fiscal quarters as shall have elapsed since completion of the Equity Offering). Changes to the Applicable Facility Fee Rate, Applicable Euro-Rate Margin, Applicable Federal Funds Rate Margin and Applicable All-In Spread shall become effective on the latest date that Borrower's quarterly or annual financial statements, as the case may be, may be delivered to Agent pursuant to
Section 8.03(b) or (c).

At any time when Borrower's ratio of Consolidated Total Liabilities to Consolidated Net Worth is greater than or equal to 1.4 : 1, the Applicable Euro-Rate Margin and Applicable Federal Funds Rate Margin shall be increased by 50 basis points above that shown in the table above and shall accrue and be paid at such increased rate until Borrower's ratio of Consolidated Total Liabilities to Consolidated Net Worth is less than 1.4 : 1. Borrower's ratio of Consolidated Total Liabilities to Consolidated Net Worth for purposes of determining the Applicable Euro-Rate Margin and the Applicable Federal Funds Rate Margin for the fiscal period commencing with the Closing Date shall be determined from the quarterly financial statements of Borrower for the fiscal quarter then most recently completed, adjusted in the case of the quarter ended March 31, 1996 to give effect to the application of the net proceeds of the Equity Offering to the payment of amounts outstanding under Borrower's Existing Credit Facilities.

          ASSESSMENT RATE for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) as determined by the Agent in accordance with its usual procedures to be the maximum effective assessment rate per annum payable by a bank insured by the Federal Deposit Insurance Corporation (or any successor) for such day for insurance on Dollar time deposits, exclusive of any credit allowed against such annual assessment on account of assessment payments made or to be made by such bank.

          ASSIGNMENT AND ASSUMPTION AGREEMENT shall mean an Assignment and Assumption Agreement by and among a Purchasing Bank, the Transferor Bank and the Agent, as Agent and on behalf of the remaining Banks, substantially in the form of EXHIBIT 1.01(A).

          AUTHORIZED OFFICER shall mean those individuals designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Borrower required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

          BANKS shall mean the financial institutions named on SCHEDULE 1.01(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a BANK.

          BASE NET WORTH shall mean, as of any date, the sum of $36,889,000 plus the net proceeds of the Equity Offering, plus 50% of Consolidated Net Income of the Borrower and its Subsidiaries for each fiscal quarter in which net income was earned (as opposed to a net loss) during the period from January 1, 1996 through the end of the last full fiscal quarter preceding the date of determination for which, as of such date of determination, financial statements have been delivered to Agent by Borrower pursuant to Section 8.03 (b) or (c).

          BASE RATE shall mean the greater of (i) the interest rate per annum publicly announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the Federal Funds Effective Rate plus 1/2% per annum.

          BASE RATE OPTION shall mean the Revolving Credit Base Rate Option.

          BENEFIT ARRANGEMENT shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to, by any member of the ERISA Group.

          BORROWER shall mean RMI Titanium Company, a corporation organized and existing under the laws of the State of Ohio, and its permitted successors and assigns.

          BORROWER'S EXISTING CREDIT FACILITIES shall mean (i) that certain Third Amended and Restated Credit Agreement, dated May 3, 1995 by and among Borrower, Society Bank, PNC Bank and NBD Bank, as Banks, and Society Bank, as agent, and (ii) that certain Foreign Loan Agreement, dated May 3, 1995, by and among Borrower, Society Bank, PNC Bank and NBD Bank, as Banks, and Society Bank, as agent, and all related agreements and documentation executed in connection therein.

          BORROWER'S 1995 10-K shall mean Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Securities and Exchange Commission on March 27, 1996.

          BORROWING BASE shall mean at any time the sum of (i) 85% of the Qualified Accounts ("Accounts Portion"), plus (ii) 50% of the Qualified Inventory ("Inventory Portion"), but in no event shall the Inventory Portion exceed 60% of total availability under the Borrowing Base.

          BORROWING BASE COLLATERAL shall have the meaning given to it in the Security Agreement.

          BORROWING BASE CERTIFICATE shall mean a certificate of the Borrower substantially in the form of EXHIBIT 1.01(B)(1) hereto delivered pursuant to
Section 8.03(a).

          BORROWING DATE shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof to the same or a different Interest Rate Option, which shall be a Business Day.

          BORROWING TRANCHE shall mean specified portions of all Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, (ii) any Loans to which the Federal Funds Rate Option applies shall constitute one Borrowing Tranche,(iii) any Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

          BUSINESS DAY shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

          CLOSING DATE shall mean the Business Day on which the first Loan shall be made, or such other date as the parties agree. The closing shall take place at 10:00 A.M., on the Closing Date at the offices of Doepken Keevican & Weiss Professional Corporation, or at such other time and place as the parties agree.

          COLLATERAL shall mean the property of Borrower in which security interests are to be granted under the Security Agreement.

          COMMITMENT shall mean as to any Bank the aggregate of its Revolving Credit Commitment, and COMMITMENTS shall mean the aggregate of the Revolving Credit Commitments of all of the Banks.

          CONSOLIDATED EARNINGS BEFORE INTEREST AND TAXES shall mean, for any period, the sum of Borrower's and its Subsidiaries' income from operations, determined prior to income taxes and interest expense for such period, determined and consolidated in accordance with GAAP.

          CONSOLIDATED INTEREST EXPENSE shall mean, for any period, the interest expense of Borrower and its Subsidiaries for such period, determined and consolidated in accordance with GAAP.

          CONSOLIDATED NET INCOME shall mean, for any period, the net income of the Borrower and its Subsidiaries for such period, determined and consolidated in accordance with GAAP, excluding, however, extraordinary items.

          CONSOLIDATED NET WORTH shall mean as of any date of determination, total stockholders' equity of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

          CONSOLIDATED TOTAL LIABILITIES shall mean, as of any date of determination, the aggregate amount of all liabilities of Borrower and its Subsidiaries as of such date, determined and consolidated in accordance with GAAP, including preferred stock obligations.

          DOLLAR, DOLLARS, U.S. DOLLARS and the symbol $ shall mean lawful money of the United States of America.

          ENVIRONMENTAL COMPLAINT shall mean any written complaint setting forth a cause of action for personal injury or property damage or natural resource damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Official Body, subpoena or other written notice of any type relating to, arising out of, or issued pursuant to any of the Environmental Laws or any Environmental Conditions, as the case may be.

          ENVIRONMENTAL CONDITIONS shall mean any conditions of the environment, including the work place, the ocean, natural resources (including flora or fauna), soil, surface water, ground water, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, the Property.

          ENVIRONMENTAL LAWS shall mean any federal, state, local and foreign Laws and regulations, including permits, licenses, authorizations, bonds, orders, judgments, consent decrees issued or entered into pursuant thereto, and which are final and effective, relating to pollution or protection of human health or the environment.

          EQUITY OFFERING shall mean the proposed underwritten public offering and sale of 4,000,000 shares of the Common Stock, par value $.01 per share, of Borrower, all as described in Borrower's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on March 8, 1996, as amended, and in the form thereof submitted to the Agent and the Banks.

          ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

          ERISA GROUP shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

                  EURO-RATE shall mean with respect to the Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upward to the nearest 1/100 of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates set forth on the "LIBO" page of the Reuters Monitor Money Rate Service (or appropriate successor or, if Reuters or its successor ceases to provide such quotes, a comparable replacement determined by the Agent) at approximately 11:00 a.m. London time two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

                        Average of London interbank offered rates
            Euro-Rate = on LIBO page of Reuters Monitor Money
                        RATE SERVICE OR APPROPRIATE SUCCESSOR
                        1.00 -Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

                  EURO-RATE OPTION shall mean the Revolving Credit Euro-Rate Option.

                  EURO-RATE RESERVE PERCENTAGE shall mean the actual percentage (expressed as a decimal rounded upward to the nearest 1/100 of 1%) as determined by the Agent which is in effect during any relevant period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such System.

                  EVENT OF DEFAULT shall mean any of the Events of Default described in Section 9.01.

                  EXPIRATION DATE shall mean, with respect to the Revolving Credit Commitment the third anniversary of the Closing Date.

                  FACILITY FEES shall mean collectively, and FACILITY FEE shall mean separately, all of the fees referred to in Section 2.03 or any such fee.

                  FEDERAL FUNDS EFFECTIVE RATE for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; PROVIDED, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

                  FEDERAL FUNDS RATE OPTION shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.01(a)(iii).

                  FINANCIAL PROJECTIONS shall have the meaning assigned to that term in Section 6.01(i)(B).

                  GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.03, and applied on a consistent basis both as to classification of items and amounts.

                  GOVERNMENTAL ACTS shall have the meaning assigned to that term in Section 2.09(h).

                  GUARANTY of any Person shall mean any obligation of such Person guaranteeing having the effect of guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

                  HISTORICAL STATEMENTS shall have the meaning assigned to that term in Section 6.01(i)(A).

                  INDEBTEDNESS shall mean as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), or (v) any Guaranty of Indebtedness for borrowed money.

                  INTEREST PAYMENT DATE shall mean each date specified for the payment of interest in Section 5.03.

                  INTEREST PERIOD shall have the meaning assigned to such term in Section 4.02.

                  INTEREST RATE OPTION shall mean any Euro-Rate Option, Federal Funds Rate Option or Base Rate Option.

                  INTERNAL REVENUE CODE shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

                  INVENTORY shall mean any and all goods, merchandise and other personal property, including, without limitation, goods in transit, wheresoever located and whether now owned or hereafter acquired by the Borrower which are or may at any time be held as raw materials, finished goods, work-in-process, supplies or materials used or consumed in the Borrower's business or held for sale or lease, including, without limitation, (a) all such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by the Borrower, and (b) all packing, shipping and advertising materials relating to all or any such property (however, Inventory shall not include equipment used or held for use in Borrower's business). All Inventory shall be subject to the security interest granted to Agent for the benefit of the Banks and all Qualified Inventory shall be subject to the Banks' Prior Security Interest.

                  LABOR CONTRACTS shall mean all written employment agreements, employment contracts, collective bargaining agreements and other agreements among the Borrower or any Subsidiary of the Borrower and its employees.

                  LAW shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body having jurisdiction and which is final and effective.

                  LETTER OF CREDIT shall have the meaning assigned to that term in Section 2.09(a).

                  LETTER OF CREDIT FEE shall have the meaning assigned to that term in Section 2.09(c).

                  LETTER OF CREDIT OUTSTANDINGS shall mean at any time the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and
(ii) the aggregate amount of all unpaid and outstanding Reimbursement
Obligations.

                  LIEN shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing). Liens shall not include any financing statement or other arrangement evidencing the retention of title by one Person to property in the possession of another Person.

                  LOAN DOCUMENTS shall mean this Agreement, the Indemnity, the Notes, the Security Agreement, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

                  LOAN REQUEST shall mean a Revolving Credit Loan Request made in accordance with Section 2.05 or a request to select, convert to or renew a Euro-Rate Option in accordance with Section 4.02.

                  LOANS shall mean collectively, and LOAN shall mean separately all Revolving Credit Loans or any Revolving Credit Loan.

                  MATERIAL ADVERSE CHANGE shall mean any set of circumstances or events which (a) has or is reasonably likely to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or is reasonably likely to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower and its Subsidiaries taken as a whole, when compared to such business, properties, assets, financial condition, results of operation or prospects as of the date hereof, (c) impairs materially or is reasonably likely to impair materially the ability of the Borrower and its Subsidiaries taken as a whole to duly and punctually pay or perform its Indebtedness, when compared to such ability as of the date hereof, or (d) impairs materially or is reasonably likely to impair materially the ability of the Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

                  MONTH, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, such Interest Period shall be deemed to end on the last Business Day of such month.

                  MULTIEMPLOYER PLAN shall mean, at any time any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

                  MULTIPLE EMPLOYER PLAN shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

                  NOTES shall mean the Revolving Credit Notes.

                  NOTICES shall have the meaning assigned to that term in
Section 11.06.

                  OBLIGATION shall mean any obligation or liability of the Borrower to the Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit or any other Loan Document.

                  OFFICIAL BODY shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic and having jurisdiction.

                  PARTNERSHIP INTERESTS shall have the meaning given to such term in Section 6.01(c).

                  PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

                  PERMITTED INVESTMENTS shall mean:

                     (i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America, and in all such cases maturing in twelve (12) months or less from the date of issuance;

                     (ii) commercial paper maturing in 180 days or less rated not lower than A-1 by Standard & Poor's Rating Group or P-1 by Moody's Investors Service, Inc. on the date of acquisition; and

                     (iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's Rating Group on the date of acquisition.

                PERMITTED LIENS shall mean:

                     (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

                     (ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

                     (iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

                     (iv) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

                     (v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof for the use made thereof by, or the value thereof to, Borrower, and none of which is violated in any material respect by existing or proposed structures or land use;

                     (vi) Liens, security interests and mortgages in favor of the Agent for the benefit of the Banks;

                     (vii) Liens on property leased by Borrower or a Subsidiary of Borrower under capital and operating leases permitted in Section 8.02(o) securing obligations of Borrower or such Subsidiary to the lessor under such leases;

                     (viii) Uniform Commercial Code financing statements on form UCC-1 filed solely for informational purposes by toll processing customers of the Borrower to provide record notice of such customers' ownership of materials described in such financing statements;

                     (ix) Any Lien existing on the date of this Agreement and described on SCHEDULE 1.01(P) PROVIDED that the principal amount secured thereby is not hereafter increased and no additional assets become subject to such Lien;

                     (x) Liens in favor of Borrower's existing lenders under and pursuant to Borrower's Existing Credit Facilities, but only during the time period ending on the Closing Date;

                     (xi) Purchase Money Security Interests, PROVIDED that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $10,000,000 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on
SCHEDULE 1.01(P)); and

                     (xii) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of Borrower to perform its Obligations hereunder or under the other Loan Documents:

                (1) claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, PROVIDED that the Borrower maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges in excess of $1,000,000 in the aggregate, forthwith upon the commencement of proceedings to foreclose any such Lien;

                (2) claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or

                (3) claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens.

                     (xiii) Liens deemed by Agent to be, in its sole and reasonable discretion, in the aggregate, immaterial.

                PERSON shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

                PLAN shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or
(ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

                PNC BANK shall mean PNC Bank, National Association, its successors and assigns.

                POTENTIAL DEFAULT shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

                PRE-CLOSING DATE shall mean the date on which this Agreement is executed. The pre-closing shall take place at the offices of Doepken Keevican & Weiss, Professional Corporation, or at such other time and place as the parties agree.

                PRINCIPAL OFFICE shall mean the main banking office of the Agent in Pittsburgh, Pennsylvania.

                PRIOR SECURITY INTEREST shall mean a valid and enforceable perfected first priority security interest under the Uniform Commercial Code in the Borrowing Base Collateral which is subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute or Purchase Money Security Interests as permitted hereunder.

                PROHIBITED TRANSACTION shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

                PROPERTY shall mean all real property, both owned and leased, of Borrower or a Subsidiary of Borrower.

                PURCHASE MONEY SECURITY INTEREST shall mean Liens upon tangible personal property securing loans to Borrower or a Subsidiary of Borrower or deferred payments by Borrower or such Subsidiary for the purchase of such tangible personal property.

                PURCHASING BANK shall mean a Bank which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

                QUALIFIED ACCOUNTS shall mean any Accounts which the Agent in its sole discretion determines to have met all of the requirements set forth on
SCHEDULE 1.01(Q)(1).

                QUALIFIED INVENTORY shall mean any Inventory which the Agent in its sole discretion determines to have met all of the requirements set forth on
SCHEDULE 1.01(Q)(2).

                RATABLE SHARE shall mean the proportion that a Bank's Commitment bears to the Commitments of all of the Banks.

                REGULATED SUBSTANCES shall mean (i) any substance, (including any solid, liquid, semisolid, gaseous, thermal, thoriated or radioactive material, refuse, garbage, wastes, chemicals, petroleum products, by-products, coproducts, impurities, dust, scrap or heavy metals) defined by any Environmental Law as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic waste," "hazardous waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste" or a "regulated substance" or
(ii) any related materials, substances or wastes as now or hereafter defined pursuant to any Environmental Laws, ordinances, rules, regulations or other directives of any Official Body, the generation, manufacture, extraction, processing, distribution, treatment, storage, disposal, transport, recycling, reclamation, use, reuse, spilling, leaking, dumping, injection, pumping, leaching, emptying, discharge, escape, release or other management or mismanagement of which is regulated by any Environmental Laws.

                REGULATION U shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

                REIMBURSEMENT OBLIGATION shall have the meaning assigned to such term in Section 2.09(d)(i).

                REPORTABLE EVENT means a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

                REQUIRED BANKS shall mean (i) if there are no Loans outstanding, Banks whose Commitments aggregate at least 66 2/3% of the Commitments of all of the Banks, or (ii) if there are Loans outstanding, Banks whose Loans outstanding aggregate at least 66 2/3% of the total principal amount of the Loans outstanding hereunder.

                REVOLVING CREDIT BASE RATE OPTION shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.01(a)(i).

                REVOLVING CREDIT COMMITMENT shall mean as to any Bank at any time, the amount initially set forth opposite its name on SCHEDULE 1.01(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," and thereafter on Schedule I to the most recent Assignment and Assumption Agreement to which such Bank is a party and REVOLVING CREDIT COMMITMENTS shall mean the aggregate Revolving Credit Commitments of all of the Banks.

                REVOLVING CREDIT EURO-RATE OPTION shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.01(a)(ii).

                REVOLVING CREDIT LOAN shall mean collectively, and REVOLVING CREDIT LOAN shall mean separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Banks or one of the Banks to the Borrower pursuant to
Section 2.01 or 2.09(d) hereof.

                REVOLVING CREDIT LOAN REQUEST shall mean a request for Revolving Credit Loans made in accordance with Section 2.05.

                REVOLVING CREDIT NOTES shall mean collectively, and REVOLVING CREDIT NOTE shall mean separately, all the Revolving Credit Notes or any Revolving Credit Note of the Borrower in the form of EXHIBIT 1.01(R) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

                REVOLVING FACILITY USAGE shall mean at any time the sum of the Revolving Credit Loans and the Letter of Credit Outstandings.

                SECURITY AGREEMENT shall mean the Security Agreement in substantially the form of EXHIBIT 1.01(S) executed and delivered by the Borrower to the Agent for the benefit of the Banks.

                SHARES shall have the meaning assigned to that term in Section 6.01(b).

                SOLVENT shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent and otherwise, as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                SUBSIDIARY of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, or (ii) any corporation, trust, partnership or other entity which is controlled (within the meaning of the last sentence of the definition of "Affiliate" herein) or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

                SUBSIDIARY SHARES shall have the meaning assigned to that term in Section 6.01(c).

                TRANSFEROR BANK shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

                UNIFORM COMMERCIAL CODE shall have the meaning assigned to that term in Section 6.01(p).

          1.02 CONSTRUCTION. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

                (a) references to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

                (b) references to "determination" of or by the Agent or the Banks shall be deemed to include good faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good faith beliefs by the Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

                (c) whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

                (d) the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

                (e) the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

                (f) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

                (g) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or other Loan

Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

                (h) reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

                (i) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including";

                (j) references to "shall" and "will" are intended to have the same meaning; and

                (k) all references to times of day are to prevailing Eastern (U.S.) time, unless otherwise specified.

          1.03 ACCOUNTING PRINCIPLES. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be prepared insofar as they relate to Borrower, on a consolidated basis and shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

          1.04 DETERMINATIONS. Unless otherwise provided herein, for all purposes relevant to this Agreement, the amount or value of any of Borrower's earnings, income, expenses, assets, liabilities and shareholders' equity, including (i) Borrower's Consolidated Earnings Before Interest and Taxes and Consolidated Interest Expense, for purposes of determining the Applicable Facility Fee Rate, Applicable Euro-Rate Margin, Applicable Federal Funds Rate Margin and Applicable All-In Spread, (ii) the ratio described in Section 8.02(n); (iii) Borrower's Consolidated Total Liabilities and Consolidated Net Worth for purposes of determining the ratio thereof as provided in the definitions of Applicable Facility Fee Rate, Applicable Euro-Rate Margin, Applicable Federal Funds Rate Margin and Applicable All-In Spread, (iv) consolidated Net Worth and Base Net Worth, for determining compliance with
Section 8.02(o); (v) Base Net Worth; and (vi) Consolidated Net Income shall be all as shown on Borrower's quarterly or annual financial statements delivered to the Agent pursuant to Section 8.03(b) and (c) or, if not shown on such statements, determined in a manner consistent with Borrower's books of account utilized to prepare such statements PROVIDED, HOWEVER, that such financial statements and books of account shall comply with all applicable requirements of this Agreement.

                                   ARTICLE II
                           REVOLVING CREDIT FACILITY

          2.01 REVOLVING CREDIT COMMITMENTS. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date in an aggregate principal amount outstanding at any time not in excess of the lesser of (i) such Bank's Revolving Credit Commitment minus such Bank's Ratable Share of the Letter of Credit Outstandings or (ii) the Borrowing Base. Upon satisfaction of the conditions set forth in Section 5.08(a) or (b), and release by the Agent of its security interest in the Collateral, each Bank severally agrees to so make Revolving Credit Loans to Borrower not in excess of such Bank's Revolving Credit Commitment minus such Bank's Ratable Share of the Letter of Credit Outstandings. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.01.

          2.02 NATURE OF BANKS' OBLIGATIONS WITH RESPECT TO REVOLVING CREDIT LOANS. Each Bank shall be obligated to participate in each request for a Revolving Credit Loan pursuant to Section 2.05 in accordance with its Ratable Share. The aggregate principal amount of each Bank's Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the Letter of Credit Outstandings. The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrower or of any other Bank to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

          2.03 FACILITY FEE. Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Agent for the account of each Bank, as consideration for such Bank's Revolving Credit Commitment hereunder, a nonrefundable facility fee (the "Facility Fee") at a rate per annum equal to the product of the Applicable Facility Fee Rate (computed on the basis of a year of 360 days and actual days elapsed) times the amount of such Bank's Revolving Credit Commitment as the same may be constituted from time to time. All Facility Fees shall be payable in arrears on the 1st Business Day of each April, July, October and January after the date hereof and on the Expiration Date or upon acceleration of the Notes.

          2.04 REDUCTION OF COMMITMENT. The Borrower shall have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Agent to permanently reduce, in whole multiples of $1,000,000 of principal, or terminate the Revolving Credit Commitment of each Bank (allocated among the Banks based on each Bank's then Ratable Share) without penalty or premium, except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by (a) the payment in full of any Facility Fee then accrued on the amount of such reduction or termination and (b) prepayment of the Revolving Credit Notes, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.05 hereof), to the extent that the aggregate amount thereof to be outstanding after the effective date of such reduction or termination exceeds the Revolving Credit Commitment as so reduced or terminated. From the effective date of any such reduction or termination the obligations of Borrower to pay the Facility Fee pursuant to Section 2.03 shall correspondingly be reduced or cease.

          2.05 REVOLVING CREDIT LOAN REQUESTS. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.02, by delivering to the Agent, not later than 11:00 A.M. (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Revolving Credit Loans; and
(ii) either on the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the first day of the Interest Period with respect to the conversion to the Base Rate Option for any Revolving Credit Loan, and (iii) on the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Federal Funds Rate Option applies, of a duly completed request therefor substantially in the form of EXHIBIT 2.05 or a request by telephone immediately confirmed in writing (including by facsimile) (each, a "Revolving Credit Loan Request"), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Revolving Credit Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Revolving Credit Loans comprising each Borrowing Tranche, which shall be in integral multiples of $500,000 and not less than $2,000,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $200,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option or Federal Funds Rate Option applies; (iii) whether the Euro-Rate Option, Federal Funds Rate Option or Base Rate Option shall apply to the proposed Revolving Credit Loans comprising the Borrowing Tranche; and
(iv) in the case of a Borrowing Tranche to which the Revolving Credit Euro-Rate Option applies, an appropriate Interest Period for the proposed Revolving Credit Loans comprising such Borrowing Tranche.

          2.06 MAKING REVOLVING CREDIT LOANS. The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.05, notify the Banks of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of such Revolving Credit Loans; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Banks of the Revolving Credit Loans as determined by the Agent in accordance with Section
2.02. Each Bank shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Banks have made funds available to it for such purpose, fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 P.M. on the Borrowing Date, PROVIDED that if any Bank fails to remit such funds to the Agent in a timely manner the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on the Borrowing Date and such Bank shall be subject to the repayment obligation in Section 10.16.

          2.07 REVOLVING CREDIT NOTES. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of such Bank in the form of Exhibit 1.01 (R).

          2.08 USE OF PROCEEDS. The proceeds of the Revolving Credit Loans shall be used to refinance the Borrower's Existing Credit Facility and for general corporate purposes of the Borrower.

          2.09  LETTER OF CREDIT SUBFACILITY.

                (a) ISSUANCE OF LETTERS OF CREDIT. Borrower may request the issuance of one or more standby letter(s) of credit (each, a "Letter of Credit") on behalf of itself or any Subsidiary by delivering to the Agent a completed application and agreement for letters of credit in such form as the Agent may specify from time to time by no later than 10:00 A.M. at least three
(3) Business Days, or such shorter period as may be agreed to by the Agent, in advance of the proposed date of issuance. Subject to the terms and conditions hereof and notwithstanding any provisions of the application and agreement that reserves to the issuer any separate right to make an independent credit judgment and in reliance on the agreements of the other Banks set forth in this
Section 2.09, the Agent will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum maturity of eighteen (18) months from the date of issuance, (B) in no event expire later than one Business Day prior to the Expiration Date and providing that in no event shall (i) the Letter of Credit Outstandings exceed, at any one time, $20,000,000, or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments.

                (b) PARTICIPATIONS. Immediately upon issuance of each Letter of Credit, and without further action, each Bank shall be deemed to, and hereby agrees that it shall, have irrevocably purchased for such Bank's own account and risk from the Agent an individual participation interest in such Letter of Credit and drawings thereunder in an amount equal to such Bank's Ratable Share of the maximum amount which is or at any time may become available to be drawn thereunder and each such Bank shall be responsible to reimburse the Agent immediately for its Ratable Share of any disbursement under any Letter of Credit which has not been reimbursed by Borrower in accordance with Section 2.09(d).

                (c) LETTER OF CREDIT FEES. The Borrower shall pay (i) to the Agent for the ratable account of the Banks a fee (the "Letter of Credit Fee") at a rate per annum equal to the Applicable All-In Spread, and (ii) to the Agent for its own account a fronting fee equal to 1/8% per annum (computed on the basis of a year of 360 days, and actual days elapsed), which fees shall be computed on the daily average Letter of Credit Outstanding and shall be payable quarterly in arrears commencing with the first Business Day of each April, July, October and January following issuance of each Letter of Credit and on the Expiration Date. The Borrower shall also pay to the Agent for the Agent's sole account the customary fees and administrative expenses payable with respect to each Letter of Credit in effect at the time of issuance thereof as the Agent may generally charge or incur from time to time in connection with the issuance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

                (d)  DISBURSEMENTS, REIMBURSEMENT.

                     (i) Borrower shall be obligated immediately to reimburse Agent for all amounts which Agent is required to advance pursuant to any Letters of Credit (a "Reimbursement Obligation"). Such amounts advanced shall become, at the time the amounts are advanced, Revolving Credit Loans from the Banks. Such Revolving Credit Loans shall bear interest at the rate applicable under the Base Rate Option unless the Borrower elects to have a different Interest Rate Option apply to such Revolving Credit Loans pursuant to and in accordance with the provisions contained in, Section 4.01.

                     (ii) The Agent will notify the (A) Borrower of each demand or presentment for payment or other drawing under any Letter of Credit, and (B) Banks of the amount required to be advanced pursuant to the Letters of Credit. Before 10:00 A.M. on the date of any advance the Agent is required to make pursuant to the Letters of Credit, each Bank shall make available such Bank's Ratable Share of such advance in immediately available funds to the Agent.

                (e) DOCUMENTATION. Borrower agrees to be bound by the terms of the Agent's application and agreement for Letters of Credit and the Agent's written regulations and customary practices relating to Letters of Credit, though such interpretation may be different from Borrower's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

                (f) DETERMINATIONS TO HONOR DRAWING REQUESTS. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

                (g) NATURE OF PARTICIPATION AND REIMBURSEMENT OBLIGATIONS. The obligation of the Banks to participate in Letters of Credit pursuant to
Section 2.09(b) and the obligation of the Banks pursuant to Section 2.09(d) to fund Revolving Credit Loans upon a draw under a Letter of Credit and the Obligations of the Borrower to reimburse the Agent upon a draw under Letter of Credit pursuant to Section 2.09 shall be absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms of such Sections under all circumstances, including the following circumstances:

                              (i)  the failure of Borrower or any other Person
to comply with the conditions set forth in Sections 2.01, 2.05, 2.06 or 7.02 or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Revolving Credit Loan under Section 2.09(d);

                             (ii)  any lack of validity or enforceability of
any Letter of Credit;

                            (iii)  the existence of any claim, set-off, defense
or other right which Borrower or any Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Agent or other bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or a Subsidiary of Borrower and the beneficiary for which any Letter of Credit was procured);

                            (iv)  any draft, demand, certificate or other
document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                            (v)  payment by the Agent under any Letter of
Credit against presentation of a demand, draft or certificate or other document which does on its face comply with the terms of such Letter of Credit;

                            (vi)  any adverse change in the business,
operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any Subsidiary of Borrower;

                            (vii)  any breach of this Agreement or any other
Loan Document by any party thereto;

                            (viii)  any other circumstance or happening
whatsoever, whether or not similar to any of the foregoing;

                            (ix)  the fact that an Event of Default or a
Potential Default shall have occurred and be continuing; or

                            (x)  the Expiration Date shall have passed or
this Agreement or the Commitments hereunder shall have been terminated.

provided, however, that nothing in this Section 2.09(g) shall constitute, bar, or otherwise be a defense to any claim by Borrower that any actions by the Agent in connection with any Letter of Credit do not meet the standard of care applicable thereto.

               (h)  INDEMNITY.  In addition to amounts payable as provided in
Section 10.05, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent as determined by a final judgment of a court of competent jurisdiction or (B) subject to the following clause (ii), the wrongful dishonor by the Agent of a proper demand or the wrongful honor by Agent of an improper demand for payment made under any Letter of Credit or (ii) the failure of the Agent acting in good faith to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

               (i) LIABILITY FOR ACTS AND OMISSIONS. As between Borrower and the Agent, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent's rights or powers hereunder.

               In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and in a manner otherwise consistent with this Section 2.09, shall not put the Agent under any resulting liability to the Borrower.

               The Banks and Borrower may not commence a proceeding against the Agent for wrongful disbursement under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct of the Agent, until the Banks have made and the Borrower has repaid the Revolving Credit Loans described in Section 2.09(d).

         2.10 EXTENSION BY BANKS OF THE EXPIRATION DATE. Upon or promptly after delivery by the Borrower of the annual financial statements to be provided under Section 8.03(c) for the fiscal year ending December 31, 1996 or any subsequent fiscal year, the Borrower may request a one-year extension of the Expiration Date by written notice to the Agent, and the Banks agree to respond to the Borrower's request for an extension not later than thirty (30) days following receipt of the request; PROVIDED, however, that all the Banks must consent to any extension of the Expiration Date and the failure of the Banks to respond within such time period shall not in any manner constitute an extension of the Expiration Date.

                                 ARTICLE III
                           [INTENTIONALLY OMITTED]


                                 ARTICLE IV
                               INTEREST RATES

         4.01 INTEREST RATE OPTIONS. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Revolving Credit Loans as selected by it from the Base Rate Option, Federal Funds Rate Option or Euro-Rate Option set forth below applicable to the Revolving Credit Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Revolving Credit Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Revolving Credit Loans comprising any Borrowing Tranche PROVIDED that there shall not be at any one time outstanding more than five (5) Borrowing Tranches in the aggregate among all the Loans. If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank's highest lawful rate, the rate of interest on such Bank's Loan shall be limited to such Bank's highest lawful rate.

               (a) REVOLVING CREDIT INTEREST RATE OPTIONS. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

                              (i)  REVOLVING CREDIT BASE RATE OPTION:  A
fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Base Rate, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

                              (ii)  REVOLVING CREDIT EURO-RATE OPTION:  A rate
per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Euro-Rate Margin, each as in effect on the applicable Borrowing Date; or

                              (iii)  FEDERAL FUNDS RATE OPTION:  A rate per
annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Federal Funds Effective Rate plus the Applicable Federal Funds Rate Margin, each as in effect on the applicable Borrowing Date; provided, however, that Revolving Credit Loans to which the Federal Funds Rate Option applies shall not be outstanding for any period of more than thirty (30) days.

                (b) RATE QUOTATIONS. The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then projected to be in effect on any Borrowing Date proposed by Borrower, but it is acknowledged that such indication shall not be binding on the Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.

          4.02 INTEREST PERIODS. At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such Euro-Rate Option by delivering a Loan Request. The notice shall specify an interest period (the "Interest Period") during which such Interest Rate Option shall apply, such Interest Period to be one, two, three or six Months in the event of a Euro-Rate Option, PROVIDED, that:

                (a) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the preceding Business Day;

                (b) each Borrowing Tranche of Euro-Rate Loans shall be in integral multiples of $500,000 and not less than $2,000,000;

                (c) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date; and

                (d) in the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

          4.03 INTEREST AFTER EVENT OF DEFAULT. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

                (a) the Letter of Credit Fees and the rate of interest for each Loan otherwise respectively applicable pursuant to Section 2.06, Section
2.09 or Section 4.01 shall be increased by 2.0% per annum; and

                (b) each other Obligation hereunder shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional 2.0% per annum.

                (c) The Borrower acknowledges that such increased rates reflect, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and, all such interest shall be payable by Borrower upon demand by Agent.

          4.04  EURO-RATE UNASCERTAINABLE.

                (a) If on any date on which a Euro-Rate would otherwise be determined, the Agent shall have determined that:

                               (i)  adequate and reasonable means do not exist
for ascertaining such Euro-Rate, or

                              (ii)  a contingency has occurred which materially
and adversely affects the London interbank market relating to the Euro-Rate, or

                (b)  if at any time any Bank shall have determined that:

                              (i)  the making, maintenance or funding of any
Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

                              (ii)  such Euro-Rate Option will not adequately
and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or

                              (iii)  after making all reasonable efforts, that
deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan to which a Euro-Rate Option applies, are not available to such Bank with respect to a proposed Euro-Rate Loan, in the London interbank market, then, in the case of any event specified in subsection (a) above, the Agent shall promptly so notify the Banks and the Borrower thereof and in the case of an event specified in subsection (b) above, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice and the Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of (A) the Banks in the case of such notice given by the Agent or (B) such Bank in the case of such notice given by such Bank to allow the Borrower to select, convert to or renew a Euro-Rate Option shall be suspended until the Agent shall have later notified the Borrower or such Bank shall have later notified the Agent, of the Agent's or such Bank's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under subsection (a) or (b) of this Section 4.04 and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Bank notifies the Agent of a determination under subsection (b) of this
Section 4.04, the Borrower shall, subject to the Borrower's indemnification Obligations under Section 5.06(b), as to any Loan of the Bank to which a Euro-Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.04. Absent due notice from the Borrower of conversion or prepayment such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

          4.05 SELECTION OF INTEREST RATE OPTIONS. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Euro-Rate Loans at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.02, the Borrower shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option commencing upon the last day of the existing Interest Period.

                                  ARTICLE V
                                  PAYMENTS

          5.01 PAYMENTS. All payments and prepayments to be made in respect of principal, interest, Facility Fees, Letter of Credit Fees, or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 A.M. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without setoff, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the ratable accounts of the Banks with respect to the Loans in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds, PROVIDED that in the event payments are received by 11:00 A.M. by the Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks. The Agent's and each Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an "account stated." Agent shall use its reasonable efforts to provide written or electronic confirmation of all borrowings, payments and prepayments made to or by Borrower hereunder.

          5.02 PRO RATA TREATMENT OF BANKS. Each borrowing of Revolving Credit Loans shall be allocated to each Bank according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Facility Fees, Letter of Credit Fees, or other fees or amounts due from the Borrower hereunder to the Banks with respect to the Loans, shall (except as provided in Section 4.04(b) [Euro-Rate Unascertainable], 5.04(b) [Voluntary Prepayments] or 5.06(a) [Additional Compensation in Certain Circumstances]) be made in the case of Revolving Credit Loans, in proportion to the applicable Revolving Credit Loans outstanding from each Bank and if no such Revolving Credit Loans are then outstanding, in proportion to the Ratable Share of each Bank.

          5.03 INTEREST PAYMENT DATES. Interest on Revolving Credit Loans to which the Base Rate Option applies shall be due and payable in arrears on the first Business Day of each April, July, October and January after the date hereof and on the Expiration Date or upon acceleration of the Notes. Interest on Revolving Credit Loans to which the Federal Funds Rate Option applies shall be due and payable in arrears on the first Business Day of each calendar month in respect of Revolving Credit Loans maturing during the preceding calendar month, and on the Expiration Date or upon acceleration of the Notes. Interest on Revolving Credit Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, where the Interest Period is six months, on the ninetieth (90th) day of such Interest Period and on the last day of such Interest Period for those Loans. Interest on mandatory prepayments of principal under Section 5.05 shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

          5.04  VOLUNTARY PREPAYMENTS.

                (a) The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in subsection (b) below or in Section 5.06):

                              (i)  at any time with respect to any Loan to
which the Base Rate Option applies,

                              (ii)  on the last day of the applicable Interest
Period with respect to Loans to which a Euro-Rate Option applies, and

                              (iii)  on the date specified in a notice by any
Bank pursuant to Section 4.04(b) [Euro-Rate Unascertainable] with respect to any Loan to which a Euro-Rate Option applies.

          Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent at least one (1) Business Day prior to the date of prepayment of Loans setting forth the following information:

                (x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

                (y) a statement indicating the application of the prepayment between the Revolving Credit Loans; and

                (z) the total principal amount of such prepayment, which shall not be less than $1,000,000.

          All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. If the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to any Loans to which the Federal Funds Rate Option applies, and then to Loans to which the Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Banks under Section 5.06(b).

          (b)   In the event any Bank (i) gives notice under Section 4.04(b) or
Section 5.06(a), (ii) does not fund Loans because the making of such Loans would contravene any Law applicable to such Bank, (iii) does not approve any action as to which consent of the Required Banks is requested by the Borrower and obtained hereunder, or (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Agent, which shall not be unreasonably withheld, to prepay the Loans of such Bank in whole together with all interest accrued thereon and terminate such Bank's Commitment, within ninety (90) days after (w) receipt of such Bank's notice under Section 4.04(b) or 5.06(a), (x) the date such Bank has failed to fund Loans because the making of such Loans would contravene Law applicable to such Bank, (y) the date of obtaining the consent which such Bank has not approved, or (z) the date such Bank became subject to the control of an Official Body, as applicable; PROVIDED that the Borrower shall also pay to such Bank at the time of such prepayment any amounts required under Section 5.06 and any accrued interest due on such amount and any related fees; PROVIDED, HOWEVER, that the Commitment of such Bank shall be provided by one or more of the remaining Banks or a replacement bank acceptable to the Agent; PROVIDED, FURTHER, the remaining Banks shall have no obligation hereunder to increase their Commitments. Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section 10.14 and PROVIDED that all Letters of Credit have expired or been terminated or replaced.

          5.05 MANDATORY PREPAYMENTS WHEN BORROWING BASE EXCEEDED. Whenever the outstanding principal balance of Revolving Credit Loans made by the Banks plus the aggregate undrawn face amount of outstanding Letters of Credit issued pursuant to Section 2.09 exceed the Borrowing Base, the Borrower shall make, within one (1) Business Day after the Borrower learns of such excess and whether or not the Agent has given notice to such effect, a mandatory prepayment of principal equal to the excess of the outstanding principal balance of the Revolving Credit Loans over the Borrowing Base, together with accrued interest on such principal amount.

          5.06  ADDITIONAL COMPENSATION IN CERTAIN CIRCUMSTANCES.

                (a) INCREASED COSTS OR REDUCED RETURN RESULTING FROM TAXES, RESERVES, CAPITAL ADEQUACY REQUIREMENTS, EXPENSES, ETC. If any Law, guideline or interpretation promulgated after the date of this Agreement or any change in any Law, guideline or interpretation or application thereof from those in effect on the date hereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive issued after the date hereof (whether or not having the force of Law) of any central bank or other Official Body:

                               (i)  subjects any Bank to any tax to which such
Bank is not now subject or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, Facility Fees, Letter of Credit Fees or other amounts due from the Borrower hereunder or under the Notes (except for taxes based on the net income of such Bank),

                              (ii)  imposes, modifies or deems applicable any
reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank, and which is not now imposed or applicable, or

                             (iii)  imposes, modifies or deems applicable any
capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank under this Agreement and which is not now imposed or applicable.

and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank's capital, taking into consideration such Bank's customary policies with respect to capital adequacy) by an amount which such Bank in its sole discretion deems to be material, such Bank shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Bank to be necessary to compensate such Bank for such increase in cost, reduction of income or additional expense, PROVIDED THAT (i) each such Bank will promptly notify the Borrower (with a copy to the Agent) of any event described in Sections 5.06(a)(i)-(iii) above of which is has knowledge and that is applicable to Euro-Rate Loans only, occurring after the Closing Date, which makes applicable any of such Section(s) with respect to such Euro-Rate Loans or which would entitle such Bank to compensation pursuant to such Section(s) and will use its reasonable efforts to mitigate the effect of such Section(s) by designating an office of such Bank, other than that principally used by such Bank to fund Euro-Rate Loans hereunder, if such designation will avoid the applicability of or reduce the amount of compensation under such Section(s) and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank, except that such Bank shall have no obligation to designate an office located outside of the United States of America; and (ii) in no event will any Bank be entitled to compensation for any increase in cost, reductions of income or additional expense on account of any event described in Sections 5.06(a)(i)-(iii) above if such increases in cost, reduction of income or additional expenses were incurred more than ninety (90) days prior to such Bank's notice to Borrower of its entitlement to such compensation. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

                (b) INDEMNITY. In addition to the compensation required by subsection (a) of this Section 5.06, the Borrower shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Loans subject to the Euro-Rate Option) which such Bank sustains or incurs as a consequence of any

                (i) payment, prepayment, conversion or renewal of any Loan to which the Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

                (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to Loan Requests under Section 2.05 or Section 4.02 or prepayments under Section 5.04, or

                (iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Facility Fee, Letter of Credit Fee or any other amount due hereunder.

          If any Bank sustains or incurs any such loss or expense it shall promptly and from time to time notify the Borrower of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

          5.07 COLLECTIONS; AGENT'S RIGHT TO NOTIFY ACCOUNT DEBTORS. The Borrower hereby authorizes the Agent, now and at any time or times hereafter, after the occurrence and during the continuation of any Event of Default, to
(i) notify any or all Account Debtors that the Accounts have been assigned to the Banks and that the Banks have a security interest therein, and (ii) direct such Account Debtors to make all payments due from them to the Borrower upon the Accounts directly to the Agent or to a lockbox designated by the Agent. The Agent shall promptly furnish the Borrower with a copy of any such notice sent. Any such notice, in the Agent's sole discretion, may be sent on the Borrower's stationery, in which event the Borrower shall co-sign such notice with the Agent. To the extent that any Law or custom or any contract or agreement with any Account Debtor requires notice to or the approval of the Account Debtor in order to perfect such assignment of a security interest in Accounts, the Borrower agrees to give such notice or obtain such approval.

          5.08  RELEASE OF COLLATERAL UPON CONDITION SUBSEQUENT.   In the event
that (a) the net proceeds to the Borrower of the Equity Offering are equal to or greater than $35,000,000 AND Borrower has complied in all respects with all financial covenants set forth in Section 8.02 (including without limitation Sections 8.02(m), (n) and (o)) for a period of four (4) consecutive fiscal quarters OR (b) the proceeds to the Borrower of the Equity Offering are less than $35,000,000 AND Borrower has complied in all respects with all financial covenants set forth in Section 8.02 (including without limitation Sections 8.02(m), (n) and (o)) for a period of eight (8) consecutive fiscal quarters, the Agent shall release its security interest in the Collateral.


                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

          6.01 REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to the Agent and each of the Banks as follows:

                (a) ORGANIZATION AND QUALIFICATION. Borrower and each Subsidiary of Borrower is a corporation or partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Borrower and each Subsidiary of Borrower has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Borrower and each Subsidiary of Borrower is duly licensed or qualified and in good standing in each jurisdiction listed on SCHEDULE 6.01(A) and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where the failure to be so qualified would not result in a Material Adverse Change for Borrower.

                (b) CAPITALIZATION AND OWNERSHIP. As of the date hereof, the authorized capital stock of the Borrower consists of 35 million shares, consisting of 30 million shares of common stock, par value $.01 per share, and 5 million shares of preferred stock, no par value, of which 15,449,778 shares of common stock (referred to herein as the "Shares") are issued and outstanding. No shares of preferred stock have been issued. All of the Shares have been validly issued and are fully paid and nonassessable. There are no options, warrants or other rights issued by Borrower and outstanding to purchase any such shares except those granted pursuant to Borrower's 1989 and 1995 stock option plans.

                (c) SUBSIDIARIES. SCHEDULE 6.01(C) states the name of each of the Borrower's Subsidiaries existing as of the date hereof, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "Subsidiary Shares") and the owners thereof if it is a corporation and its outstanding partnership interests (the "Partnership Interest") if it is a partnership. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Shares and Partnership Interests it purports to own, free and clear in each case of any Lien except Liens in favor of the lenders under the Existing Credit Facilities, all of which shall be released or terminated on or before the Closing Date.
All Subsidiary Shares and Partnership Interests have been validly issued and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares or Partnership Interests except as indicated on SCHEDULE 6.01(C).

                (d) POWER AND AUTHORITY. Borrower has full corporate power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents and all such actions have been duly authorized by all necessary corporate proceedings on its part.

                (e) VALIDITY AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by Borrower, and each other Loan Document which Borrower is required to execute and deliver on or after the date hereof will have been duly executed and delivered by Borrower on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes or will constitute, legal, valid and binding obligations of Borrower on and after its date of delivery thereof, enforceable against Borrower in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance.

                (f) NO CONFLICT. Neither the execution and delivery of this Agreement or the other Loan Documents by Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the articles of incorporation, code of regulations or other organizational documents of Borrower or (ii) any Law or of any material agreement except for Borrower's Existing Credit Facilities, which violation has been waived by the lenders thereunder subject to the condition that all obligations of Borrower thereunder be paid on or before the Closing Date, or instrument or order, writ, judgment, injunction or decree to which Borrower is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of Borrower (other than Liens granted under the Loan Documents).

                (g) LITIGATION. Except as disclosed in Borrower's 1995 10-K, as of the date hereof, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened against Borrower or any Subsidiary of Borrower at law or equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change. Neither Borrower nor any Subsidiary of Borrower is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

                (h) TITLE TO PROPERTIES. All material real property owned or leased by Borrower and each Subsidiary of Borrower as of the date hereof is described in the Borrower's 1995 10-K. Borrower and each Subsidiary of Borrower has good and sufficient title to or a valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases and to such Liens and defects in title to real property as are not, in the aggregate, material. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

                (i)  FINANCIAL STATEMENTS.

                     (A) HISTORICAL STATEMENTS. The Borrower has delivered to the Agent copies of its audited consolidated year-end financial statements for and as of the end of the three fiscal years ended December 31, 1995 (the "Historical Statements"). The Historical Statements were compiled from the books and records maintained by the Borrower's management, are correct and complete and fairly represent in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied. Since December 31, 1995, no Material Adverse Change has occurred.

                     (B) FINANCIAL PROJECTIONS. The Borrower has delivered to the Agent financial projections of the Borrower and its Subsidiaries for the fiscal years 1996 and 1997 derived from various assumptions of the Borrower's management (the "Financial Projections"). The Financial Projections represent as of the date set forth therein a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the

Borrower's management. The Financial Projections accurately reflect the liabilities of the Borrower and its Subsidiaries as of the Closing Date.

                (j) MARGIN STOCK. Neither Borrower nor any Subsidiary of the Borrower engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. Neither the Borrower nor any Subsidiary of the Borrower holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of the Borrower or any Subsidiary of the Borrower are or will be represented by margin stock.

                (k) FULL DISCLOSURE. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Bank in connection herewith or therewith, as of the date hereof or thereof, as the case may be, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Borrower which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of Borrower or any Subsidiary of Borrower, which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

                (l) TAXES. All federal, state, local and other tax returns required to have been filed with respect to Borrower and its consolidated Subsidiaries have been filed and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of Borrower or any consolidated Subsidiary of Borrower for any period prior to and including Borrower's 1992 tax year, except in connection with Borrower's 1990 tax year.

                (m) CONSENTS AND APPROVALS. Except for the filing of financing statements in the state and county filing offices, no consent, approval, exemption, order or authorization of, or a registration or filing with any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by Borrower, except as listed on
SCHEDULE 6.01(M), all of which shall have been obtained or made on or prior to the Closing Date and except to the extent Borrower will be in violation of Borrower's Existing Credit Facilities by reason of Borrower's having executed this Agreement, which violation will have been waived by the lenders thereunder on or before the Closing Date.

                (n) NO EVENT OF DEFAULT; COMPLIANCE WITH INSTRUMENTS. No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings to be made on the Closing Date under the Loan Documents which constitutes an Event of Default or Potential Default. Borrower is not in violation of (i) any term of its certificate of incorporation, by-laws, or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where any such violation would constitute a Material Adverse Change except to the extent Borrower will be in violation of Borrower's Existing Credit Facilities by reason of Borrower's having executed this Agreement, which violation will have been waived by the lenders thereunder on or before the Closing Date.

                (o) PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, ETC. Borrower owns or possesses the right to use all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by Borrower, without known conflict with the rights of others. All material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises and permits of Borrower owned by Borrower as of the date hereof or which Borrower possesses the right to use as of the date hereof are listed and described on SCHEDULE 6.01(O).

                (p) SECURITY INTERESTS. The Liens and security interests granted to the Agent for the benefit of the Banks pursuant to the Security Agreement in the Borrowing Base Collateral constitute and, subject to Section 5.08, will continue to constitute Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction (the "Uniform Commercial Code") or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law, subject only to the Liens created in favor of the lenders under Borrower's Existing Credit Facilities, which Liens shall be released no later than the Closing Date. Upon the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, all such action as is necessary or advisable to establish such rights of the Agent will have been taken, and there will be upon execution and delivery of the Security Agreement, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within six months prior to each five-year anniversary of the filing of such financing statements. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.

                (q) INSURANCE. SCHEDULE 6.01(Q) lists all insurance policies and other bonds to which Borrower or any Subsidiary of Borrower is a party as of the date hereof, all of which are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of Borrower and each Subsidiary of Borrower in accordance with prudent business practice in the industry of the Borrower and its Subsidiaries.

                (r) COMPLIANCE WITH LAWS. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable Laws (other than employment Laws which are specifically addressed in subsection (v) and Environmental Laws which are specifically addressed in subsection (w)) in all jurisdictions in which Borrower or any Subsidiary of Borrower is presently doing business except where the failure to do so would not constitute a Material Adverse Change.

                (s) MATERIAL CONTRACTS. Borrower's 1995 10-K lists all "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the United States Securities and Exchange Commission relating to the business operations of Borrower and each Subsidiary of Borrower, including all employee benefit plans. All such material contracts are valid, binding and enforceable upon the Borrower or such Subsidiary and each of the other parties thereto in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization or similar law now or hereafter in effect), except where the invalidity, nonbinding or unenforceable status thereof would not constitute a Material Adverse Change, and there is no default thereunder, to the Borrower's knowledge, with respect to parties other than Borrower.

                (t) INVESTMENT COMPANIES. Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control."

                (u) PLANS AND BENEFIT ARRANGEMENTS. Except as disclosed in Borrower's 1995 10-K:

                     (i) The Borrower has no Multiemployer Plans or Multiple Employer Plans;

                     (ii) The Borrower and each member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements and Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan which could result in any material liability of the Borrower or any other member of the ERISA Group. With respect to each Plan, the Borrower and each member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

                     (iii) Neither the Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

                     (iv) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

                     (v) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan by more than $26,000,000.

                     (vi) To the extent that any Benefit Arrangement is insured, the Borrower and all members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

                     (vii) All Plans and Benefit Arrangements have been administered in all material respects in accordance with their terms and applicable Law.

                (v) EMPLOYMENT MATTERS. Borrower is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to occupational safety and health, equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of Borrower which in any case would constitute a Material Adverse Change. The Borrower has delivered to the Agent true and correct copies of each of the Labor Contracts.

                (w) ENVIRONMENTAL MATTERS. Except as disclosed in Borrower's 1995 10-K and, except to the extent any of the following would not constitute a Material Adverse Change:

                               (i)  Neither Borrower nor any Subsidiary of
Borrower has received any Environmental Complaint from any Official Body or private Person alleging that Borrower or such Subsidiary or any prior or subsequent owner of the Property is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601, ET SEQ., and Borrower has no reason to believe that such an Environmental Complaint might be received. There are no pending or, to Borrower's knowledge, threatened Environmental Complaints relating to Borrower or any Subsidiary of Borrower or, to Borrower's knowledge, any prior or subsequent owner of the Property pertaining to, or arising out of, any Environmental Conditions.

                               (ii)  There are no circumstances at, on or under
the Property that constitute a breach of or non-compliance with any of the Environmental Laws, or any past or present Environmental Conditions at, on or under the Property or, to Borrower's knowledge, at, on or under adjacent property, that prevent compliance with the Environmental Laws at the Property.

                               (iii)  Neither the Property nor any structures,
improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Regulated Substances except in compliance with Environmental Laws. There are no processes, facilities, operations, equipment or any other activities at, on or under the Property, or, to Borrower's knowledge, at, on or under adjacent property, that currently result in the release or threatened release of Regulated Substances onto the Property.

                              (iv)  There are no aboveground storage tanks,
underground storage tanks or underground piping associated with such tanks, used for the management of Regulated Substances at, on or under the Property that (a) do not have, to the extent required by Environmental Laws, a full operational secondary containment system in place, and (b) are not otherwise in compliance with all Environmental Laws. There are no abandoned underground storage tanks or underground piping associated with such tanks, previously used for the management of Regulated Substances at, on or under the Property that have not either been closed in place in accordance with Environmental Laws or removed in compliance with all applicable Environmental Laws and no contamination associated with the use of such tanks exists on the Property that is not in compliance with Environmental Laws.

                              (v)  Borrower and each Subsidiary of Borrower
have permits, licenses, authorizations, plans and approvals necessary under the Environmental Laws for the conduct of the business of Borrower or such Subsidiary as presently conducted. Borrower and each Subsidiary of Borrower have submitted all material notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to past and current operations on the Property.

                              (vi)  All past and present on-site generation,
storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances at, on, or under the Property and all off-site transportation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances has been done in accordance with the Environmental Laws.

                (x) SENIOR DEBT STATUS. The Obligations of Borrower under this Agreement, the Notes and each of the other Loan Documents to which it is a party do rank and will rank at least PARI PASSU in priority of payment with all other Indebtedness of Borrower except Indebtedness of Borrower to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of Borrower or any Subsidiary of Borrower which secures indebtedness or other obligations of any Person except for Permitted Liens.

          6.02 UPDATES TO SCHEDULES. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, Borrower shall promptly provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; PROVIDED, however that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Banks, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

                                  ARTICLE VII
                             CONDITIONS OF LENDING

          The obligation of each Bank to make Loans and of the Agent to issue Letters of Credit hereunder is subject to the performance by Borrower of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

          7.01  PRE-CLOSING.  On the Pre-Closing Date:

                (a) There shall be delivered to the Agent for the benefit of each Bank a certificate dated the Pre-Closing Date and signed by the Secretary or an Assistant Secretary of Borrower, certifying as appropriate as to:

                               (i)  all action taken by Borrower in connection
with authorization of this Agreement and the other Loan Documents;

                               (ii)  the names of the officer or officers
authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of Borrower for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Bank may conclusively rely in the absence of notice from Borrower to the contrary; and

                               (iii)  copies of its organizational documents,
including its articles of incorporation and code of regulations as in effect on the Pre-Closing Date certified (in the case of the articles of incorporation only) by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of Borrower in the State of Ohio.

                (b) The Notes and the Security Agreement shall have been duly executed and delivered to the Agent for the benefit of the Banks, together with all appropriate financing statements.

                (c) All legal details and proceedings in connection with the transactions contemplated by the Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

                (d) Since the date of the last financial statements delivered by Borrower to the Agent pursuant to Sections 6.01 (i) (A) or 8.03(b) or (c) of this Agreement, no Material Adverse Change in Borrower shall have occurred; prior to the Pre-Closing Date, there shall be no material change in the management of Borrower.

                (e) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby.

          7.02  FIRST LOANS.  On the Closing Date:

                (a) The representations and warranties of Borrower contained in Article VI shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and Borrower shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default under this Agreement shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Bank a certificate of Borrower, dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of Borrower, to each such effect;

                (b) There shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of Borrower, certifying as to the continuing accuracy of the certificate and the attachments thereto delivered on the Pre-Closing Date pursuant to Section 7.01(b).

                (c) There shall be delivered to the Agent for the benefit of each Bank a written opinion of Robert E. Hilton, Esq., Assistant General Counsel, USX Corporation and counsel for the Borrower (who may rely on the opinions of such other counsel as may be acceptable to the Agent), dated the Closing Date and in form and substance satisfactory to the Agent and its counsel:

                              (i)  as to the matters set forth in EXHIBIT
7.02(c)(i); and

                              (ii)  as to such other matters incident to the
transactions contemplated herein as the Agent may reasonably request.

                (d) All legal details and proceedings in connection with the transactions contemplated by the Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

                (e) The Borrower shall pay or cause to be paid to the Agent for itself and for the account of the Banks to the extent not previously paid all commitment and other fees accrued through the Closing Date and the costs and expenses for which the Agent and the Banks are entitled to be reimbursed.

                (f) Since the Pre-Closing Date, no Material Adverse Change in Borrower shall have occurred; since the Pre-Closing Date, there shall be no material change in the management of Borrower, and there shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of Borrower to each such effect.

                (g) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby.

                (h) The Agent shall have received copies of all filing receipts and acknowledgments issued by any governmental authority to evidence any recordation or filing necessary to perfect the Lien of the Agent and the Banks on the Collateral or other satisfactory evidence of such recordation and filing, PROVIDED that Borrower shall deliver copies of the filing receipts and acknowledgments as soon as possible, and evidence in a form acceptable to the Agent that such Lien constitutes a Prior Security Interest in favor of the Agent and the Banks.

                (i) The Borrower shall have delivered evidence satisfactory to the Agent that the Equity Offering has been completed and the Borrower has received net cash proceeds in an amount not less than $25,000,000.

                (j) The Borrower shall deliver evidence in the form of an insurance certificate on a form acceptable to the Agent that adequate insurance in compliance with Section 8.01(c) is in full force and effect and that all premiums then due thereon have been paid.

                (k) The Borrower shall have delivered evidence satisfactory to the Agent of the termination of the Borrower's Existing Credit Facility and the release or assignment to the Agent of the liens securing same.

                (l) The Borrower shall deliver a Borrowing Base Certificate prepared as of a Business Day which is not more than three (3) Business Days prior to the Closing Date.

          7.03 EACH ADDITIONAL LOAN. At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date hereunder and after giving effect to the proposed borrowings: the representations and warranties of the Borrower contained in
Article VI shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Borrower shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to Borrower or Subsidiary of Borrower or any of the Banks; and the Borrower shall have delivered to the Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.

                                  ARTICLE VIII
                                   COVENANTS

          8.01 AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that until payment in full of the Loans and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Borrower's other Obligations under the Loan Documents and termination of the Revolving Credit Commitments, the Borrower shall comply at all times with the following affirmative covenants:

                (a) PRESERVATION OF EXISTENCE, ETC. Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary except where the failure to be so qualified would not result in a Material Adverse Change for Borrower.

                (b) PAYMENT OF LIABILITIES, INCLUDING TAXES, ETC. Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely and materially affect the financial condition of the Borrower or materially and adversely affect the Borrowing Base Collateral, provided that the Borrower will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

                (c) MAINTENANCE OF INSURANCE. The Borrower shall insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, worker's compensation, public liability and business interruption insurance) and against other risks in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Agent. At the request of the Agent, Borrower shall deliver
(x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Borrower's independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (y) from time to time a summary schedule indicating all insurance then in force with respect to the Borrower. Such policies of insurance shall contain such special endorsements as are reasonably requested by and acceptable to the Agent, including without limitation endorsements which shall (i) specify the Agent as an additional insured, and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the Borrower and not that of the insured and with the further understanding that Agent's status as additional insured and lender loss payee shall extend to loss payments in respect of the Collateral only and (ii) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least thirty (30) days after receipt by the Agent of written notice of such cancellation or change. Prior to the occurrence of an Event of Default or Potential Default, all insurance proceeds for losses shall be adjusted with and payable to Borrower. After the occurrence of an Event of Default or Potential Default, all insurance proceeds for losses shall be adjusted with and payable to Agent. The Borrower shall notify the Agent promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline. Any monies received by the Agent constituting insurance proceeds may, at the option of the Agent, (i) be applied by the Agent to the payment of the Loans in such manner as the Agent may reasonably determine, or (ii) be disbursed to the Borrower on such terms as are deemed appropriate by the Agent for the repair, restoration and/or replacement of property in respect of which such proceeds were received.

                (d) MAINTENANCE OF PROPERTIES AND LEASES. Borrower shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

                (e) MAINTENANCE OF PATENTS, TRADEMARKS, ETC. Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

                (f) VISITATION RIGHTS. Borrower shall permit any of the officers or authorized employees or representatives of the Agent or any of the Banks to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Banks may reasonably request, PROVIDED that each Bank shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection. In the event any Bank desires to conduct an audit of Borrower (which shall be at such Bank's own cost and expense), such Bank first obtain the written consent of Agent and then shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent.

                (g) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

                (h) PLANS AND BENEFIT ARRANGEMENTS. The Borrower shall, and shall cause each member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other such failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions required by Law to Plans and Benefit Arrangements.

                (i) COMPLIANCE WITH LAWS. Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects provided that it shall not be deemed to be a violation of this Section 8.01(i) if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

                (j) USE OF PROCEEDS. The Borrower will use the proceeds of the Loans only for lawful purposes in accordance with Section 2.08 and such uses shall not contravene any applicable Law or any other provision hereof.

                (k) FURTHER ASSURANCES. Borrower shall, from time to time, at its expense, faithfully preserve and protect the Agent's Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

          8.02 NEGATIVE COVENANTS. The Borrower covenants and agrees that until payment in full of the Loans and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Borrower's other Obligations hereunder and termination of the Revolving Credit Commitments, Borrower shall comply with the following negative covenants:

                (a) INDEBTEDNESS. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

                              (i)  Indebtedness under the Loan Documents;

                              (ii)  Existing Indebtedness as described in
Borrower's 1995 10-K (including any extensions or renewals thereof PROVIDED there is no increase in the amount thereof or other significant change in the terms thereof;

                              (iii)  Capitalized and operating leases as and to
the extent permitted under Section 8.02(m);

                              (iv)  Indebtedness secured by Purchase Money
Security Interests not exceeding $10,000,000.

                (b) LIENS. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

                (c) GUARANTIES. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Borrower and Guaranties of the Indebtedness of the Borrower's Subsidiaries, PROVIDED, that such Indebtedness is incurred by such Subsidiaries in the ordinary course of their business and PROVIDED FURTHER that such Indebtedness guaranteed by the Borrower may not exceed, in the aggregate, $10,000,000 at any one time.

                (d) LOANS AND INVESTMENTS. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

                              (i)  trade credit extended on usual and
customary terms in the ordinary course of business;

                              (ii)  advances to employees to meet expenses
incurred by such employees in the ordinary course of business;

                              (iii)  Permitted Investments; and

                              (iv)  loans, advances and investments in
Subsidiaries of Borrower, subject to the limitations set forth in Section
8.02(h).

                (e) LIQUIDATIONS, MERGERS, CONSOLIDATIONS, ACQUISITIONS. The Borrower shall not, and shall not permit any of its material Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, PROVIDED that (i) any Subsidiary of the Borrower may consolidate or merge into the Borrower or any other Subsidiary of the Borrower; (ii) if no Event of Default or Potential Event of Default shall have occurred and be continuing hereunder immediately after giving effect thereto, the Borrower may merge with another Person if the Borrower is the corporation surviving such merger; and (iii) if no Event of Default or Potential Default shall have occurred and be continuing, Borrower may acquire by purchase, lease or otherwise the assets or capital stock of another Person if and so long as the aggregate consideration paid by Borrower or any of its Subsidiaries in connection with such acquisition, PLUS the consideration paid in connection with any merger completed in accordance with clause (ii) above and investments in Subsidiaries and partnerships pursuant to Section 8.02(h) does not exceed $20,000,000 in the aggregate.

                (f) DISPOSITIONS OF ASSETS OR SUBSIDIARIES. Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest or partnership interests of a Subsidiary of Borrower), except:

                             (i)  transactions involving the sale of
Inventory in the ordinary course of business;

                             (ii)  any sale, transfer or lease of assets in
the ordinary course of business which are no longer necessary or required in the conduct of Borrower's business;

                             (iii)  any sale, transfer or lease of assets by
any wholly owned Subsidiary of the Borrower to another such Subsidiary; or

                             (iv)  any sale, transfer or lease of assets
deemed singularly or in the aggregate to be immaterial.

                (g) AFFILIATE TRANSACTIONS. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of Borrower or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions and is in accordance with all applicable Law.

                (h) SUBSIDIARIES, PARTNERSHIPS AND JOINT VENTURES. Borrower shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries or become or agree to become a general or limited partner in any general or limited partnership or a joint venturer in any joint venture, except that the Borrower may have Subsidiaries and become or agree to become a limited partner in a limited partnership, if and so long as Borrower's aggregate investment in Subsidiaries and limited partnerships does not exceed $20,000,000 when aggregated with investments permitted under Section 8.02(e).

                (i) CONTINUATION OF OR CHANGE IN BUSINESS. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than manufacture, processing, distribution and sale of titanium and titanium products (and the performance of environmental remediation services for the United States Government and others by RMI Environmental Services), substantially as conducted and operated by Borrower or such Subsidiary during the present fiscal year and Borrower or such Subsidiary shall not permit any material change in such business, PROVIDED, that Borrower's Subsidiaries may engage in other lines of business if and so long as such lines of business when taken together have aggregate gross revenues of $10,000,000 or less or represent less than 5% of Borrower's consolidated gross revenues, whichever is greater.

                (j) PLANS AND BENEFIT ARRANGEMENTS. Borrower shall not, and shall not permit any of its Subsidiaries to:

                              (i)  fail to satisfy the minimum funding
requirements of ERISA and the Internal Revenue Code with respect to any Plan;

                              (ii)  request a minimum funding waiver from the
Internal Revenue Service with respect to any Plan;

                              (iii)  engage in a Prohibited Transaction with any
Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

                              (iv)  permit the aggregate actuarial present
value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to exceed, as of any actuarial valuation date, an amount greater than $26,000,000;


                              (v)  terminate, or institute proceedings to
terminate, any Plan, where such termination is likely to result in a material liability to the Borrower or any member of the ERISA Group;

                              (vi)  make any amendment to any Plan with respect
to which security is required under Section 307 of ERISA; or

                              (vii)  fail to give any and all notices and make
all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

                (k) FISCAL YEAR. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

                (l) CHANGES IN ORGANIZATIONAL DOCUMENTS. Borrower shall not amend in any respect its articles of incorporation (including any provisions or resolutions relating to capital stock),without providing prior written notice to the Agent and the Banks. In the event such change would be adverse to the Banks as determined by the Agent in its reasonable discretion, and the Agent gives the Borrower written notice to that effect within five (5) Business Days following receipt of notice of the proposed change from Borrower, then Borrower shall obtain the prior written consent of the Required Banks before proceeding to effectuate such change.

                (m) CAPITAL EXPENDITURES AND LEASES. Borrower shall not, and shall not permit any of its Subsidiaries to, make any payments exceeding $10,000,000 in the aggregate in any fiscal year on account of the purchase or lease of any assets which if purchased would constitute fixed assets or which if leased would constitute a capitalized lease, and all such capital expenditures and leases shall be made under usual and customary terms and in the ordinary course of business. Borrower shall not, and shall not permit any of its Subsidiaries to enter into or have in effect operating leases the aggregate annual rentals under which exceed $3,000,000 per year.

                (n) MINIMUM INTEREST COVERAGE RATIO. The Borrower shall not permit the ratio of earnings before interest and taxes to consolidated interest expense of the Borrower and its Subsidiaries, to be less than 2.5 to 1.0. The foregoing covenant shall be tested commencing with the Borrower's first fiscal quarter ending after completion of the Equity Offering and as of the end of each fiscal quarter thereafter, in each case for the period consisting of the four fiscal quarters then ended (or such lesser number of quarters as shall have elapsed since completion of the Equity Offering).

                (o) MINIMUM NET WORTH. The Borrower shall not at any time permit Consolidated Net Worth to be less than the Borrower's Base Net Worth. The foregoing covenant shall be tested commencing with the Borrower's first fiscal quarter ending after completion of the Equity Offering and shall be tested as of the end of each fiscal quarter thereafter.

                (p) NEGATIVE PLEDGES. The Borrower covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any agreement with any Person which prohibits the Borrower or any of its Subsidiaries from granting any Liens to the Agent or the Banks.

          8.03 REPORTING REQUIREMENTS. The Borrower covenants and agrees that until payment in full of the Loans and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Borrower's other Obligations hereunder and under the other Loan Documents and termination of the Revolving Credit Commitments, the Borrower will furnish or cause to be furnished to the Agent and each of the Banks:

                (a) MONTHLY BORROWING BASE CERTIFICATE. As soon as available and in any event within thirty (30) calendar days of the end of each calendar month, a Borrowing Base Certificate prepared and certified as true and correct by the Chief Executive Officer, President or Chief Financial Officer of the Borrower for the month covered thereby.

                (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a balance sheet as of the end of such fiscal quarter and related statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

                (c) ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a balance sheet as of the end of such fiscal year, and related statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of the Borrower under any of the Loan Documents, together with a letter of such accountants substantially to the effect that, based upon their ordinary and customary examination of the affairs of the Borrower, performed in connection with the preparation of such consolidated financial statements, and in accordance with generally accepted auditing standards, they are not aware of the existence of any condition or event which constitutes an Event of Default or Potential Default or, if they are aware of such condition or event, stating the nature thereof and confirming the Borrower's calculations with respect to the certificate to be delivered pursuant to Section 8.03(d) with respect to such financial statements.

                (d) CERTIFICATE OF THE BORROWER. Concurrently with the financial statements of the Borrower furnished to the Agent and to the Banks pursuant to Sections 8.03(b) and 8.03(c), a certificate of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of EXHIBIT 8.03(D), to the effect that, except as described pursuant to Section 8.03(e), (i) the representations and warranties of the Borrower contained in Article VI are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Borrower has performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of the financial statements with all financial covenants contained in Section 8.02.

                (e) NOTICE OF DEFAULT. Promptly after any officer of Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of Borrower setting forth the details of such Event of Default or Potential Default and the action which Borrower proposes to take with respect thereto.

                (f)  CERTAIN EVENTS.  Give written notice to the Agent:

                              (i)  within the time limits set forth in Section
8.02(n), of any amendment to the articles of incorporation of Borrower; and

                              (ii)  at least 10 calendar days prior thereto,
with respect to any change in Borrower's locations from the locations set forth in Schedule A to the Security Agreement.

                (g) OTHER REPORTS AND INFORMATION. Promptly upon their becoming available to the Borrower, deliver to the Agent copies of:

                           (i)  any reports including management letters
submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

                           (ii)  any reports, notices or proxy statements
generally distributed by the Borrower to its stockholders on a date no later than the date supplied to the stockholders,

                           (iii)  regular or periodic reports, including
Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the Securities and Exchange Commission,

                           (iv)  such other reports and information as the
Banks may from time to time reasonably request.

                (h) NOTICES REGARDING PLANS AND BENEFIT ARRANGEMENTS. (i) Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

                     (A) any Reportable Event with respect to the Borrower or any member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

                     (B) any Prohibited Transaction which could subject the Borrower or any member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, Benefit Arrangement or any trust created thereunder,

                     (C) any cessation of operations (by the Borrower or any member of the ERISA Group) at a facility in the circumstances described in
Section 4063(e) of ERISA,

                     (D) a failure by the Borrower or any member of the ERISA Group to make a payment to a Plan required to avoid imposition of a lien under
Section 302(f) of ERISA,

                     (E) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

                     (F) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

                           (ii)  Promptly after receipt thereof, copies of
(a) all notices received by the Borrower or any member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

                             (iii)  Promptly upon the filing thereof, copies of
any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.


                                   ARTICLE IX
                                    DEFAULT

          9.01 EVENTS OF DEFAULT. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

                (a) The Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) or shall fail to pay any interest on any Loan following demand therefor or any other amount owing hereunder or under the other Loan Documents and, in the case of principal, such failure continues for a period of five (5) days after such principal becomes due in accordance with the terms hereof or, in the case of interest or other amounts, such failure continues for a period of ten (10) days after the date Agent gives notice to Borrower of Borrower's failure to pay such interest or other amount when due;

                (b) Any representation or warranty made at any time by Borrower herein or by Borrower in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been and shall have remained false or misleading in any material respect as of the time it was made or furnished;

                (c) Borrower shall default in the observance or performance of any covenant contained in Section 8.01(f) or Sections 8.02 (m), (n) or (o).

                (d) Borrower shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) Business Days after any officer of Borrower becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of Borrower as determined by the Agent in its sole discretion);

                (e) A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which Borrower may be obligated as a borrower or guarantor with respect to an amount in excess of $10,000,000 in the aggregate, and such default or event of default either (i) consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or (ii) permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

                (f) Any final judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be entered against Borrower by courts having jurisdiction in the premises which are not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

                (g) Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Borrower in accordance with the respective terms thereof, except as provided in Section 6.01(e) or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative.

                (h) There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $10,000,000, or all or any substantial part of the Collateral or all or substantially all of the Borrower's assets are attached, seized, levied upon or subjected to a writ or distress warrant or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of the Borrower, and the same is not cured or stayed within sixty (60) days thereafter;

                (i) A notice of lien or assessment in excess of $10,000,000 which is not a Permitted Lien is filed of record with respect to all or any substantial part of any of the Borrower's assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the Pension Benefit Guaranty Corporation, or if any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

                (j) Borrower ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

                (k) Any of the following occurs: (i) any Reportable Event, which the Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken by Borrower or any Official Body to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i),
(ii), (iii) or (iv) above, the Agent determines in good faith that the amount of the Borrower's liability in respect thereof is likely to exceed 10% of its Consolidated Net Worth as of the date of the most recently delivered financial statements under Sections 8.03(b) or (c); (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan ; (vi) the Borrower or any member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans or Benefit Arrangements and, with respect to any of the events specified in (v),
(vi) and (vii), the Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

                (l) Borrower ceases to conduct its business as contemplated or Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed or stayed within thirty
(30) days after the entry thereof;

                (m) (i) any person or group of persons (within the meaning of Sections 13(a) or 14(a) of the Securities Exchange Act of 1934, as amended) other than USX Corporation shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 25% or more of the voting capital stock of the Borrower; or

                     (ii) within a period of 12 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

                (n) A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of Borrower for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding which is not dismissed or stayed within sixty (60) days; or

                (o) Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

          9.02  CONSEQUENCES OF EVENT OF DEFAULT.

                (a) If an Event of Default specified under subsections (a) through (m) of Section 9.01 shall occur and be continuing, the Banks and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Banks, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Banks, and grants to the Agent and the Banks a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Agent shall return such cash collateral to the Borrower; and

                (b)  If an Event of Default specified under subsections (n) or
(o) of Section 9.01 shall occur, the Banks shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

                (c) If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by Borrower hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 11.11 and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without prior notice to Borrower, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Bank or the Agent; and

                (d) If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans to the Borrower pursuant to any of the foregoing provisions of this Section 9.02, the Agent or any Bank, if owed any amount with respect to the Notes, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the Notes, including as permitted by applicable Law the obtaining of the EX PARTE appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Bank; and

                (e) From and after the date on which the Agent has taken any action pursuant to this Section 9.02 and until all Obligations of the Borrower have been paid in full, any and all proceeds received by the Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Agent, shall be applied as follows:

                              (i)  first, to reimburse the Agent and the Banks
for out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Agent or the Banks in connection with realizing on the Collateral or collection of any Obligations of Borrower under any of the Loan Documents, including advances made by the Banks or any one of them or the Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

                              (ii)  second, to the repayment of all
Indebtedness then due and unpaid of the Borrower to the Banks incurred under this Agreement or any of the Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its discretion; and

                              (iii)  the balance, if any, as required by Law;
and

                (f) In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Agent and the Banks under the Loan Documents or applicable Law.

          9.03 NOTICE OF SALE. Any notice required to be given by the Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower.

                                   ARTICLE X
                                   THE AGENT

          10.01 APPOINTMENT. Each Bank hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Bank under this Agreement to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note, shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

          10.02 DELEGATION OF DUTIES. The Agent may perform any of its duties hereunder by or through agents or employees (PROVIDED such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections
10.05 and 10.06, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

          10.03 NATURE OF DUTIES; INDEPENDENT CREDIT INVESTIGATION. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Each Bank expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of Borrower in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

          10.04 ACTIONS IN DISCRETION OF AGENT; INSTRUCTIONS FROM THE BANKS. The Agent agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or discretion herein, PROVIDED that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section
10.06.  Subject to the provisions of Section 10.06, no

Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of the Agent.

          10.05 REIMBURSEMENT AND INDEMNIFICATION OF AGENT BY THE BORROWER.
The Borrower unconditionally agrees to pay or reimburse the Agent and save the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel, appraisers and environmental consultants, incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, PROVIDED that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent's gross negligence or willful misconduct or the failure by the Agent to comply with any other standard of care imposed by the Agreement or the Loan Documents, including by Section 2.09(f), (h) and (i), or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not prejudice the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent's regular employees and agents engaged periodically to perform audits of the Borrower's books, records and business properties (which, so long as no Event of Default has occurred, may be performed at Borrower's expense no more frequently than once every twelve (12) months).

          10.06 EXCULPATORY PROVISIONS. Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower, or the financial condition of the

Borrower, or the existence or possible existence of any Event of Default or Potential Default. Neither the Agent nor any Bank nor any of their respective directors, officers, employees, agents, attorneys or Affiliates shall be liable to the Borrower for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or any of the Loan Documents.

          10.07 REIMBURSEMENT AND INDEMNIFICATION OF AGENT BY BANKS. Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, PROVIDED that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements
(a) if the same results from the Agent's gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank, which shall not be unreasonably withheld. In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent's periodic audit of the Borrower's books, records and business properties.

          10.08 RELIANCE BY AGENT. The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise reasonably believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

          10.09 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default."

          10.10 NOTICES. The Agent shall promptly send to each Bank a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Banks of each change in the Base Rate and the effective date thereof.

          10.11 BANKS IN THEIR INDIVIDUAL CAPACITIES. With respect to its Revolving Credit Commitments and the Revolving Credit Loans made by it, PNC Bank shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not also the Agent, and the term "Banks" shall, unless the context otherwise indicates, include PNC Bank in its individual capacity and not as Agent. PNC Bank and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make Loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Borrower and its Affiliates, in the case of PNC Bank, as though it were not also acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder.

          10.12 HOLDERS OF NOTES. The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

          10.13 EQUALIZATION OF BANKS. The Banks and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Sections 4.04(b), 5.04(b) or 5.06(a). The Banks or any such holder receiving any such excess amount shall purchase for cash from each of the other Banks an interest in such Bank's Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Notes, PROVIDED that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

          10.14 SUCCESSOR AGENT. The Agent (i) may resign as Agent or (ii) shall resign if such resignation is requested by the Required Banks (if the Agent is a Bank, the Agent's Loans and its Commitment shall be considered in determining whether the Required Banks have requested such resignation) or required by Section 5.04(b), in either case of (i) or (ii) by giving not less than thirty (30) days' prior written notice to the Borrower. If the Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty
(30) day period following the Agent's notice to the Banks of its resignation, then the Agent shall appoint from among the Banks, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Banks appoint and the Borrower consents to the appointment of a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Article X shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

          10.15 AVAILABILITY OF FUNDS. Unless the Agent shall have been notified by a Bank prior to the date upon which a Loan is to be made that such Bank does not intend to make available to the Agent such Bank's portion of such Loan, the Agent may assume that such Bank has made or will make such proceeds available to the Agent on such date and the Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to the applicable interest rate in respect of the Loan.

          10.16 CALCULATIONS. In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

          10.17 BENEFICIARIES. Except as expressly provided herein, the provisions of this Article X are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.


                                   ARTICLE XI
                                 MISCELLANEOUS

          11.01 MODIFICATIONS, AMENDMENTS OR WAIVERS. With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and the Borrower may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Borrower hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the

Borrower hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Borrower, PROVIDED, that, without the written consent of all the affected Banks, no such agreement, waiver or consent may be made which will:

                (a) increase the amount of the Revolving Credit Commitment of any Bank hereunder or extend the Expiration Date;

                (b) Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan, the Facility Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Facility Fee or any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Facility Fee or any other fee payable to any Bank;

                (c) Except for sales of assets permitted by Section 8.02(f), release any Collateral or any other security for the Borrower's Obligations; or

                (d) Amend Sections 5.02 [Pro Rata Treatment of Banks], 10.06 [Exculpatory Provisions] or 10.13 [Equalization of Banks] or this Section 11.01, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder.

          No agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent or as the issuer of Letters of Credit shall be effective without the written consent of the Agent.

          11.02 NO IMPLIED WAIVERS; CUMULATIVE REMEDIES; WRITING REQUIRED. No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

          11.03 REIMBURSEMENT AND INDEMNIFICATION OF BANKS BY THE BORROWER; TAXES. The Borrower agrees unconditionally upon demand to pay or reimburse to each Bank (other than the Agent, as to which the Borrower's Obligations are set forth in Section 10.05) and to save such Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel for each Bank except with respect to (a) and (b) below), incurred by such Bank (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and
(d) in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, PROVIDED that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Bank's gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not prejudice the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Banks and the Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

          11.04 HOLIDAYS. Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 4.02(a) with respect to Interest Periods under the Euro-Rate Option), and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

          11.05 FUNDING BY BRANCH, SUBSIDIARY OR AFFILIATE.

                (a) NOTIONAL FUNDING. Each Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 11.05 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank, and "control" for such purposes shall have the meaning set forth in the last sentence of the definition of "Affiliate" in Section 1.01(a)) of such Bank to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, PROVIDED that immediately thereafter (on the assumption that a payment was then due from the Borrower to such other office) and as a result of such change the Borrower would not be under any greater financial obligation pursuant to this Agreement, including Section 5.06, than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to the Bank's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

                (b) ACTUAL FUNDING. Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section 11.05(b). If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank but in no event shall any Bank's use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 5.06) which would otherwise not be incurred.

          11.06 NOTICES. All notices, requests, demands, directions and other communications (as used in this Section 11.06 collectively referred to as "notices") given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including telex or facsimile communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by telex or facsimile to the respective parties at the addresses and numbers set forth under their respective names on the signature pages hereof or in accordance with any subsequent unrevoked written direction from any party to the others. All notices shall, except as otherwise expressly herein provided, be effective (a) in the case of telex or facsimile, when received, (b) in the case of hand-delivered notice, when hand delivered, (c) in the case of telephone, when telephoned, PROVIDED, however, that in order to be effective, telephonic notices must be confirmed in writing no later than the next day by letter, facsimile or telex, (d) if given by mail, four (4) days after such communication is deposited in the mails with first class postage prepaid, return receipt requested, and (e) if given by any other means (including by air courier), when delivered; PROVIDED, that notices to the Agent shall not be effective until received. Any Bank giving any notice to Borrower shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of the receipt by it of any such notice.

          11.07 SEVERABILITY. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

          11.08 GOVERNING LAW. Each Letter of Credit and Section 2.09 shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles and the balance of this Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

          11.09 PRIOR UNDERSTANDING. This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

          11.10 DURATION; SURVIVAL. All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Banks, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Borrower contained in Sections 8.01, 8.02 and 8.03 herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Revolving Credit Commitments and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article V and Sections 10.05, 10.07 and 11.03, shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Revolving Credit Commitments.

          11.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Banks, the Agent, the Borrower and their respective successors and assigns, and participants except that the Borrower may not assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Revolving Credit Commitment and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrower and the Agent with respect to any assignee, such consent not to be unreasonably withheld, and PROVIDED that assignments may not be made in amounts less than $10,000,000. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Commitments in Section 2.01 shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder. The assigning Bank shall pay to the Agent a service fee in the amount of $2,000 for each assignment. In the case of a participation, the participant shall only have the rights specified in Section 9.02(c) (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in clauses (a), (b), or
(c) under Section 11.01), all of such Bank's obligations under this Agreement or any other Loan Document shall remain unchanged and all amounts payable by Borrower hereunder or thereunder shall be determined as if such Bank had not sold such participation. Any assignee or participant which is not incorporated under the Laws of the

United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in Section 11.17 relating to federal income tax withholding. Each Bank may furnish any publicly available information concerning Borrower or its Subsidiaries and any other information concerning Borrower or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants) PROVIDED that such assignees and participants agree to be bound by the provisions of Section 11.12.

          11.12 CONFIDENTIALITY. The Agent and the Banks each agree to keep confidential all information obtained from Borrower or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality in accordance herewith, (ii) to assignees and participants as contemplated by Section 11.11 subject to the agreement of such person to maintain the confidentiality in accordance herewith, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process (after giving Borrower prior notice and an opportunity to contest such subpoena or process, if applicable), or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not subject to confidentiality restrictions, or (v) if the Borrower shall have consented to such disclosure.

          11.13 COUNTERPARTS. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

          11.14 AGENT'S OR BANK'S CONSENT. Whenever the Agent's or any Bank's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

          11.15 EXCEPTIONS. The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

          11.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND

WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESSES PROVIDED FOR IN SECTION 11.06 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. BORROWER, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

          11.17 TAX WITHHOLDING CLAUSE. Each Bank or assignee or participant of a bank that is not incorporated under the Laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed copies of the following: (i) Internal Revenue Service Form W-9, 4224 or 1001, or other applicable form prescribed by the Internal Revenue Service, certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty, or (ii) Internal Revenue Service Form W-8 or other applicable form or a certificate of the Bank, assignee or participant indicating that no such exemption or reduced rate is allowable with respect to such payments. Each Bank, assignee or participant required to deliver to the Borrower and the Agent a form or certificate pursuant to the preceding sentence shall deliver such form or certificate as follows: (A) each Bank which is a party hereto on the Closing Date shall deliver such form or certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of each Bank; (B) each assignee or participant shall deliver such form or certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such form or certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Bank, assignee or participant which so delivers a Form W-8, W-9, 4224 or 1001 further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, either certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes or is subject to such tax at a reduced rate under an applicable tax treaty or stating that no such exemption or reduced rate is allowable. The Agent shall be entitled to withhold United States federal income taxes at the full withholding rate unless the Bank, assignee or participant establishes an exemption or that it is subject to a reduced rate as established pursuant to the above provisions.

          IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:                              RMI TITANIUM COMPANY

                                     By:         /s/ T. G. RUPERT
- ----------------------------------       ----------------------------------

                                     Title: Sr. Vice President & Chief
                                            Financial Officer
[Seal]                                      -------------------------------

                                     Address for Notices:

                                     P.O. Box 269
                                     1000 Warren Avenue
                                     Niles, Ohio  44446

                                     Telecopier No. (330) 544-7796
                                     Attention:     Senior Vice President and
                                                    Chief Financial Officer
                                     Telephone No. (330) 544-7700

                                   PNC BANK, NATIONAL ASSOCIATION,
                                   individually and as Agent


                                   By:        /s/ LAWRENCE JACOBS
                                         ______________________________

                                   Title:         Vice President
                                         ______________________________


                                   Address for Notices:

                                   Institutional Banking
                                   One PNC Plaza
                                   Fifth Avenue and Wood Street
                                   Pittsburgh, PA  15265

                                   Telecopier No. (412) 762-6484
                                   Attention:     Metals Group
                                   Telephone No. (412) 762-2524


                                   [OTHER BANKS]

                                   By: _________________________________

                                   Title: ______________________________

                                   Address for Notices:

                                   _____________________________________

                                   _____________________________________

                                   _____________________________________


                                   Telecopier No. (___) ____-___________

                                   Attention: __________________________

                                              __________________________

                                   Telephone No. (___) ____-____________

                             SCHEDULE 1.01(Q)(1)
                             QUALIFIED ACCOUNTS

         Upon delivery to the Agent of each Schedule of Accounts, the Agent shall make a determination, in its sole and reasonable discretion, as to which Accounts listed thereon shall be deemed Qualified Accounts. An Account shall not be considered a Qualified Account unless the Agent determines, in its sole and reasonable discretion, that such Account has met the following requirements:

                    (i) the Account represents a bona fide transaction for goods sold and delivered or services rendered (but excluding any amounts in the nature of a service charge added to the amount due on an invoice because the invoice has not been paid when due) which requires no further act under any circumstances on the part of the Borrower to make such Account payable by the Account Debtor; the Account arises from an arm's-length transaction in the ordinary course of the Borrower's business between the Borrower and an Account Debtor which is not an Affiliate of the Borrower or an officer, stockholder or employee of the Borrower or any Affiliate of the Borrower, or a member of the family of an officer, stockholder or employee of the Borrower or any Affiliate of the Borrower;

                    (ii) the Account shall not (a) have payment terms in excess of ninety (90) days from the invoice date, (b) be delinquent more than sixty (60) days, or (c) be payable by an Account Debtor (1) more than 50% of whose Accounts (in aggregate dollars billed) are delinquent more than sixty (60) days, or (2) whose Accounts constitute, in the Agent's determination, an unduly high percentage of the aggregate amount of all outstanding Accounts;

                    (iii) any goods the sale of which gave rise to the Account were shipped or delivered or provided to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar understanding, and no part of such goods has been returned or rejected;

                    (iv) the Account is not evidenced by chattel paper or an instrument of any kind;

                    (v) the Account Debtor with respect to the Account (a) is Solvent, (b) is not the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might have a materially adverse effect on its business, and (c) is not, in the sole discretion of the Agent, deemed ineligible for credit for other reasons (including, without limitation, unsatisfactory past experiences of the Borrower or the Agent with the Account Debtor or unsatisfactory reputation of the Account Debtor);

                    (vi) (a) the Account Debtor is not located outside Canada or the continental United States of America or (b) if the Account Debtor is located outside the continental United States or Canada, the Account is supported by a letter of credit or FICA insurance deemed adequate and acceptable by the Agent;

                    (vii) (a) the Account Debtor is not the government of the United States of America, or any department, agency or instrumentality thereof, or (b) if the Account Debtor is an entity mentioned in clause
     (vii)(a), the Federal Assignment of Claims Act (or applicable similar legislation) has been fully complied with so as to validly perfect the Agent's Prior Security Interest therein to the Agent's satisfaction;

                  (viii) the Account is a valid, binding and legally enforceable obligation of the Account Debtor with respect thereto and is not subject to any dispute, condition, contingency, offset, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense on the part of such Account Debtor, and no facts exist to the Borrower's knowledge that may reasonably be expected to provide a basis for any of the foregoing in the present or future;

                  (ix) the Account is subject to the Agent's Prior Security Interest and is not subject to any other Lien, claim, encumbrance or security interest whatsoever other than Permitted Liens;

                  (x) the Account is evidenced by an invoice or other documentation and arises from a contract which is in form and substance reasonably satisfactory to the Agent;

                  (xi) the Borrower has observed and complied with all laws of the state in which the Account Debtor or the Account is located which, if not observed and complied with, would deny to the Borrower access to the courts of such state;

                  (xii) the Account is not subject to any provision prohibiting its assignment or requiring notice of or consent to such assignment;

                  (xiii) the goods giving rise to the Account were not, at the time of sale thereof, subject to any Lien or encumbrance except Permitted Liens and the Agent's Prior Security Interest;

                  (xiv) the Account is payable in freely transferable United States Dollars; and

                  (xv) the Account is not, or should not be, disqualified for any other reason generally accepted in the commercial finance business.

In addition to the foregoing requirements, Accounts of any Account Debtor which are otherwise Qualified Accounts shall be reduced to the extent of any accounts payable (including, without limitation, the Agent's estimate of any contingent liabilities) owing by the Borrower to such Account Debtor; provided that the Agent, in its sole and reasonable discretion, may determine that none of the Accounts in respect to such Account Debtor shall be Qualified Accounts in the event that there exists an unreasonably large amount of payables owing to such Account Debtor.

Notwithstanding the qualification standards specified above, upon prior notice to the Borrower, the Agent may at any time or from time to time revise such qualification standards.

                              SCHEDULE 1.01(Q)(2)
                              QUALIFIED INVENTORY

     Upon delivery to the Agent of each Schedule of Inventory, the Agent shall make a determination, in its sole and reasonable discretion, as to which Inventory listed thereon shall be deemed Qualified Inventory. Inventory shall not be considered Qualified Inventory unless the Agent determines, in its sole and reasonable discretion, that such Inventory has met the following minimum requirements:

                   (i) the Inventory is either (a) finished goods; (b) raw materials other than supplies; or (c) work-in-process; but excluding in all cases any goods which have been shipped, delivered, sold, purchased or provided by or to the Borrower on a bill and hold, consignment sale, guaranteed sale, or sale or return basis, or any other similar basis or understanding other than an absolute sale;

                   (ii) the Inventory is new, of good and merchantable quality, and represents no more than a twelve (12) month supply of such finished goods or raw materials;

                   (iii) the Inventory is located on premises listed on Schedule A to the Security Agreement and, with respect to inventory locations at facilities leased to the Borrower, the Agent has received a Landlord's Waiver in favor of the Agent substantially in the form of
     EXHIBIT 7.01(K) hereto, or is Inventory which is in transit and is so identified on the relevant Schedule of Inventory;

                   (iv) the Inventory is not stored with a bailee, warehouseman, consignee or similar party unless the Agent has given its prior written consent and the Borrower has caused such bailee, warehouseman, consignee or similar party to issue and deliver to the Agent, in form and substance acceptable to the Agent, warehouse receipts or similar type documentation therefor in the Agent's name;

                   (v) the Inventory is subject to the Agent's and the Banks' Prior Security Interest and is not subject to any other Lien except for Permitted Liens;

                   (vi) the Inventory has not been manufactured in violation of any federal minimum wage or overtime laws, including, without limitation, the Fair Labor Standards Act, 29 U.S.C. Section 215(a)(1); and

                   (vii) the Inventory is not, and should not be, disqualified for any other reason generally accepted in the commercial finance business.

Notwithstanding the qualification standards specified above, upon prior notice to the Borrower, the Agent may at any time or from time to time revise such qualification standards or, in its sole and reasonable discretion, determine that certain Inventory is not eligible to be Qualified Inventory.

                                SCHEDULE 1.01(B)
                                     BANKS


     BANK NAME                                 REVOLVING CREDIT COMMITMENT
     PNC Bank, National Association            $50,000,000
     One PNC Plaza
     Pittsburgh, PA  15222

                                      -72-